Exhibit (b)(2)

CREDIT AGREEMENT

Dated as of October 18, 2013

among

PACKAGING CORPORATION OF AMERICA

as Borrower

and

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders

and

BANK OF AMERICA, N.A.

as Agent,

DEUTSCHE BANK SECURITIES INC.

as Syndication Agent

and

BMO HARRIS BANK N.A.

PNC BANK, NATIONAL ASSOCIATION

SUMITOMO MITSUI BANKING CORPORATION

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

THE NORTHERN TRUST COMPANY

and

COBANK, ACB

as Co-Documentation Agents

Arranged by:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

DEUTSCHE BANK SECURITIES INC.

as Joint Lead Arrangers and Book Managers

on the $350,000,000 Revolving Credit Facility and the $650,000,000 A-1 Term Loan Facility

and

COBANK, ACB

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

as Joint Lead Arrangers and Book Managers

on the $650,000,000 A-2 Term Loan Facility

SCHEDULES

Schedule I	-	Lenders and Commitments
Schedule I(A)	-	Issuing Banks and Letter of Credit Commitments
Schedule 1.01	-	Competitors
Schedule 2.01(b)	-	Existing Letters of Credit
Schedule 3.02(j)	-	Farm Credit Equities
Schedule 4(n)	-	Subsidiaries
Schedule 5.02(a)	-	Existing Liens
Schedule 5.02(d)	-	Existing Debt
Schedule 8.07(i)	-	Voting Participants

EXHIBITS

Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D	-	Form of In-House Counsel Opinion (Increase in Commitments)
Exhibit D-1	-	Form of NY Counsel Opinion
Exhibit D-2	-	Form of General Counsel Opinion
Exhibit E	-	Subsidiary Guaranty
Exhibit F (1-4)	-	Forms of U.S. Tax Compliance Certificates

CREDIT AGREEMENT

Dated as of October 18, 2013

PACKAGING CORPORATION OF AMERICA, a Delaware corporation (the “Borrower”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) and initial issuing banks (the “Initial Issuing Banks”) listed on the signature pages hereof, BANK OF AMERICA, N.A. (“Bank of America”), as agent (in such capacity, the “Agent”) for the Lenders (as defined below), and DEUTSCHE BANK AG NEW YORK BRANCH, as syndication agent, agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“A-1 Term Lender” means, as of any date of determination, a Lender having an A-1 Term Loan Commitment or holding an A-1 Term Loan.

“A-1 Term Loan” has the meaning specified in Section 2.01(c).

“A-1 Term Loan Commitment” means, as to each A-1 Term Lender, its obligation to make an A-1 Term Loan to the Borrower on the Closing Date pursuant to Section 2.01 in the principal amount set forth opposite such Lender’s name on Schedule I hereto under the caption “A-1 Term Loan Commitment”. The aggregate principal amount of the A-1 Term Loan Commitments of all of the A-1 Term Lenders as in effect on the Closing Date is SIX HUNDRED FIFTY MILLION DOLLARS ($650,000,000).

“A-2 Term Lender” means, as of any date of determination, a Lender having an A-2 Term Loan Commitment or holding an A-2 Term Loan.

“A-2 Term Loan” has the meaning specified in Section 2.01(d).

“A-2 Term Loan Commitment” means, as to each A-2 Term Lender, its obligation to make an A-2 Term Loan to the Borrower on the Closing Date pursuant to Section 2.01in the principal amount set forth opposite such Lender’s name on Schedule I hereto under the caption “A-2 Term Loan Commitment”. The aggregate principal amount of the A-2 Term Loan Commitments of all of the A-2 Term Lenders as in effect on the Closing Date is SIX HUNDRED FIFTY MILLION DOLLARS ($650,000,000).

“Acquired Company” means Boise Inc.

“Acquisition” means the purchase by a Subsidiary of the Borrower of a majority of the outstanding shares of Company Common Stock (as defined in the Acquisition Agreement) pursuant to the Acquisition Agreement and the merger of the Acquired Company into such Subsidiary, after which the Acquired Company will be a wholly-owned Subsidiary of the Borrower.

“Acquisition Agreement” has the meaning set forth in Section 3.02(a).

“Acquisition Agreement Representations” means the representations made by or with respect to the Acquired Company and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower or any of its Affiliates has the right to terminate its obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement, as a result of a breach of such representations in the Acquisition Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Advance” has the meaning specified in Section 2.01(a).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 20% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent” has the meaning specified in the introductory paragraph of this Agreement.

“Agent’s Account” means the account of the Agent maintained by the Agent at Bank of America at its office at [            ].

“Agreement” means this Credit Agreement.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Loan and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

“Applicable Margin” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Revolving Credit Facility		A-1 Term Loan Facility		A-2 Term Loan Facility
	Applicable Margin for Base Rate Loans	Applicable Margin for Eurodollar Rate Loans and Letter of Credit Fees	Applicable Margin for Base Rate Loans	Applicable Margin for Eurodollar Rate Loans	Applicable Margin for Base Rate Loans	Applicable Margin for Eurodollar Rate Loans
Level 1 BBB+ or Baa1 or above	0.125%	1.125%	0.250%	1.250%	0.500%	1.500%
Level 2 BBB or Baa2	0.200%	1.200%	0.375%	1.375%	0.625%	1.625%
Level 3 BBB- or Baa3	0.275%	1.275%	0.500%	1.500%	0.750%	1.750%
Level 4 BB+ or Ba1	0.500%	1.500%	0.750%	1.750%	1.00%	2.00%
Level 5 BB or Ba2 or below	0.700%	1.700%	1.000%	2.000%	1.250%	2.250%

For the avoidance of doubt, any change in the Public Debt Rating shall be effective on the date thereof.

“Applicable Percentage” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Percentage
Level 1 BBB+ or Baa1 or above	0.125%
Level 2 BBB or Baa2	0.175%
Level 3 BBB- or Baa3	0.225%
Level 4 BB+ or Ba1	0.250%
Level 5 BB or Ba2 or below	0.300%

For the avoidance of doubt, any change in the Public Debt Rating shall be effective on the date thereof.

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means (a) with respect to the Revolving Credit Facility and the A-1 Term Loan Facility, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc., and (b) with respect to the A-2 Term Loan Facility, CoBank, ACB and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

“Assuming Lender” means an Assuming Revolving Lender or an Assuming Term Lender, each as defined in Section 2.18.

“Assumption Agreement” has the meaning specified in Section 2.18.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Bank of America” has the meaning specified in the introductory paragraph of this Agreement.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority, so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest as provided in Section 2.07(a)(i).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning specified in the introductory paragraph of this Agreement.

“Borrower Information” has the meaning specified in Section 8.08.

“Borrowing” means a group of Advances, or a portion of the Term Loans, of the same Class and Type made, Converted from a different Type into such Type or continued for a new Interest Period on the same date by each of the Lenders and, in the case of Advances bearing interest based upon the Eurodollar Rate, having the same Interest Period.

“Business Day” means a day of the year on which the Federal Reserve Banks or the banks in New York City are not required or authorized by law to close and, if the applicable Business Day relates to any Eurodollar Rate Loans, on which dealings are carried on in the London interbank market.

“Change in Control” means any of (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of the Borrower; or (ii) during any period of up to 12 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 12-month period were directors of the Borrower shall cease for any reason (other than due to death or disability) to constitute a majority of the board of directors of the Borrower (except to the extent that individuals who at the beginning of such 12-month period were replaced by individuals (x) elected by a majority of the remaining members of the board of directors of the Borrower or (y) nominated for election by a majority of the remaining members of the board of directors of the Borrower and thereafter elected as directors by the shareholders of the Borrower); or (iii) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower; or (iv) a “change in control” or similar event shall occur as provided in any instrument or agreement governing Debt of the Borrower, to the extent the outstanding principal amount of the Debt outstanding thereunder exceeds $40,000,000.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty (including any rules or regulations issued under or implementing any existing laws), (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or supplemented.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders are Lenders under the Revolving Credit Facility or Lenders holding a portion of a Class of Term Loans, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments or Commitments with respect to a particular Class of Term Loans and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Loans under the Revolving Credit Facility, A-1 Term Loans, A-2 Term Loans or Incremental Term Loans (with the same economic terms and amortization schedule).

“Closing Date” means the time and Business Day on which the conditions set forth in Section 3.02 are satisfied.

“Commitment” means, as to each Lender, the Revolving Credit Commitment of such Lender, the Letter of Credit Commitment of such Lender, the A-1 Term Loan Commitment of such Lender and/or the A-2 Term Loan Commitment of such Lender.

“Competitors” means those Persons set forth on Schedule 1.01, as such schedule may be updated from time to time in accordance with the terms set forth therein.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Conversion”, “Convert” and “Converted” each refers to a conversion of Loans of one Type into Loans of the other Type pursuant to Section 2.08 or 2.09.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP (subject to Section 1.03), recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit (excluding commercial letters of credit and letters of credit issued to support worker’s compensation or insurance obligations), (g) all net obligations of such Person in respect of Hedge Agreements, (h) all Invested Amounts, (i) all Debt of others referred to in clauses (a) through (h) above or clause (j) below (collectively, “Guaranteed Debt”) guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Guaranteed Debt or to advance or supply funds for the payment or purchase of such Guaranteed Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Guaranteed Debt or to assure the holder of such Guaranteed Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (j) all Debt referred to in clauses (a) through (i) above (including Guaranteed Debt) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt; provided that (i) “Debt” shall not include obligations under trade payables, accrued expenses and other current liabilities (other than as described in clauses (a) or (c) above) incurred by any Person in accordance with its customary practices and in the ordinary course of business; (ii) the amount of any Guaranteed Debt shall be deemed to be the lesser of the face amount of such Guaranteed Debt and the maximum liability of such Person in respect of such Guaranteed Debt; and (iii) the amount of any Debt for which such Person has no personal liability but that is secured by a Lien on property of such Person shall be deemed to be the lesser of the face amount of such Debt and the fair market value of the property subject to such Lien.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Lender Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Lender Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Lender Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Lender Party’s receipt of such certification in form and substance satisfactory to it and the Agent, or (d) has become the subject of a Bankruptcy Event.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“EBITDA” means, for any period, the total for such period of (a) net income (or net loss) plus (b) to the extent deducted in determining such net income (or net loss), (i) interest expense, (ii) income tax expense, (iii) depletion and depreciation expense, (iv) amortization expense, (v) non-cash losses, expenses or charges and (vi) all costs and expenses related to the Acquisition (including financing fees and any make-whole amounts associated with existing Debt of the Acquired Company) minus (c) to the extent included in determining such net income (or net loss), non-cash gains. For the avoidance of doubt, following the Closing Date, EBITDA shall be calculated on a pro forma basis to include the EBITDA of the Acquired Company.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means (a) with respect to an assignment of the Revolving Credit Facility and/or a Term Loan pursuant to Section 8.07: (i) a Lender; (ii) an Affiliate of a Lender or an Approved Fund; (iii) a Farm Credit Lender or a commercial bank organized under the laws of the United States, or any State thereof; (iv) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (iv); and (v) any other Person approved by the Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 8.07, the Borrower, such approvals not to be unreasonably withheld or delayed and (b) with respect to any Increase pursuant to Section 2.18, a Person that is an Eligible Assignee under clause (a) of this definition and is approved by (A) the Agent, (B) if such Increase is a Revolving Commitment Increase, the Issuing Banks and (C) the Borrower; provided, however, that, in each case, none of the Borrower, an Affiliate of the Borrower or a Defaulting Lender shall qualify as an Eligible Assignee.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” in its Administrative Questionnaire or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b) for any interest rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at approximately 11:00 a.m., London time, determined two Business Days prior to such date for dollar deposits with a term of one month commencing on that date;

provided, that, to the extent a comparable or successor rate is approved by the Agent in connection herewith, the approved rate shall be applied to the applicable Interest Period in a manner consistent with market practice; provided, further, that, to the extent such market practice is not administratively feasible for the Agent, such approved rate shall be applied to the applicable Interest Period as otherwise reasonably determined by the Agent.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate”.

“Eurodollar Reserve Percentage” means, at any time with respect to any Lender, for any Eurodollar Rate Loan, the rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained by such Lender against Eurocurrency Liabilities under regulations issued from time to time by the Board. For purposes of determining such percentage, a Eurodollar Rate Loan shall be deemed to constitute Eurocurrency Liabilities and as such shall be deemed subject to reserve requirements without the benefit of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. “Events of Default” has the meaning specified in Section 6.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its Applicable Lending Office, except in each case to the extent that pursuant to Section 2.14(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(e) and (d) any U.S. federal withholding taxes imposed under FATCA.

“Existing Credit Agreement” means the Five-Year Credit Agreement dated as of October 11, 2011 among the Borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as agent for the lenders.

“Farm Credit Equities” has the meaning given to such term in Section 5.01(l).

“Farm Credit Lender” means a lending institution organized and existing pursuant to the provisions of the Farm Credit Act of 1971 and under the regulation of the Farm Credit Administration.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future official interpretations thereof.

“FCPA” means the Foreign Corrupt Practices Act of 1977.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Funded Debt” means, as of any date of determination and without duplication, all Debt of the Borrower and its Subsidiaries determined on a Consolidated basis (but excluding Debt in respect Hedge Agreements where such Debt is not yet due and payable).

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

“Increase Date” has the meaning specified in Section 2.18.

“Increasing Lender” means an Increasing Revolving Lender or an Increasing Term Lender, each as defined in Section 2.18.

“Incremental Term Loan Facility” has the meaning specified in Section 2.18(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Information Memorandum” means the information memorandum dated September 2013 distributed in connection with the syndication of the Commitments.

“Initial Issuing Banks” has the meaning specified in the introductory paragraph of this Agreement.

“Initial Lenders” has the meaning specified in the introductory paragraph of this Agreement.

“Interest Period” means, for each Eurodollar Rate Loan comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Loan or the date of the Conversion of any Base Rate Loan into such Eurodollar Rate Loan and ending on the last day of the period selected by the

Borrower pursuant to the provisions below and, thereafter each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) the Borrower may not select any Interest Period with respect to any Eurodollar Rate Loan that ends after the applicable Termination Date;

(b) Interest Periods commencing on the same date for Eurodollar Rate Loans comprising part of the same Borrowing shall be of the same duration;

(c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Invested Amounts” means the amounts invested by investors that are not Affiliates of the Borrower in connection with a Permitted Receivables Financing and paid to the Borrower or any Subsidiary, as reduced by the aggregate amounts received by such investors in respect of receivables and applied to reduce such invested amounts.

“Issuing Bank” means the Initial Issuing Banks, any Eligible Assignee to which a portion of a Letter of Credit Commitment hereunder has been assigned pursuant to Section 8.07 or any Lender so long as such Eligible Assignee or such Lender expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Agent of its Applicable Lending Office (which information shall be recorded by the Agent in the Register), for so long as such Initial Issuing Bank, Eligible Assignee or Lender, as the case may be, shall have a Letter of Credit Commitment or shall have a Letter of Credit outstanding.

“L/C Cash Collateral Account” means an interest bearing cash collateral account to be established and maintained by the Agent, over which the Agent shall have sole dominion and control, upon terms as may be satisfactory to the Agent.

“L/C Related Documents” has the meaning specified in Section 2.06(b)(i).

“Lender Party” means the Agent, any Issuing Bank or any Lender.

“Lenders” means the Initial Lenders, each Issuing Bank, each Assuming Lender that shall become a party hereto pursuant to Section 2.18 and each Person that shall become a party hereto pursuant to Section 8.07(a).

“Letter of Credit” has the meaning specified in Section 2.01(b).

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

“Letter of Credit Commitment” means as to any Issuing Bank (a) the amount set forth opposite such Lender’s name on Schedule I(A) hereto under the caption “Letter of Credit Commitment” or (b) in the case of each Initial Issuing Bank that has entered into an Assignment and Acceptance and in the case of each other Issuing Bank, the amount set forth for such Issuing Bank in the Register maintained by the Agent pursuant to Section 8.07(d) as such Issuing Bank’s “Letter of Credit Commitment”, as such amount may be reduced pursuant to Section 2.05.

“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate drawn amount of all Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time. The Letter of Credit Exposure of any Lender at any time shall be its Ratable Share of the total Letter of Credit Exposure at such time.

“Letter of Credit Facility” means, at any time, an amount equal to the lesser of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time and (b) $50,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan” means any extension of credit by a Lender to the Borrower under Article II in the form of an Advance or any Class of Term Loan, as the context may require.

“Loan Document” means this Agreement, the Notes, the other L/C Related Documents and each Subsidiary Guaranty delivered pursuant to Section 5.01(j).

“Loan Parties” means the Borrower and each Subsidiary that is a party to a Subsidiary Guaranty delivered pursuant to Section 5.01(j).

“Louisiana Timber Procurement” means Louisiana Timber Procurement Company, L.L.C., a Delaware limited liability company.

“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations, performance or properties of the Borrower and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or the Lenders under any Loan Document (including with respect to the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby or thereby) or (c) the ability of the Loan Parties to perform their obligations under the Loan Documents.

“Material Subsidiary” means, at any time, any Subsidiary (other than (i) Packaging Credit Company LLC and Packaging Receivables Company LLC for so long as they are parties to separate receivables financing arrangements and (ii) Louisiana Timber Procurement, for so long as the Borrower does not own more than 50% of the capital stock of such entity) that, together with its Subsidiaries, has (a) Consolidated assets with a value of not less than 10% of the total value of the assets of the Borrower and its Consolidated Subsidiaries, taken as a whole, or (b) Consolidated EBITDA not less than 10% of the Consolidated EBITDA of the Borrower and its Subsidiaries, taken as a whole, in each case as of the end of or for the most recently completed fiscal quarter of the Borrower as to which financial statements have been delivered pursuant to Section 5.01(i).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or is obligated to make contributions, or has within any of the preceding five plan years made or been obligated to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Note” means a promissory note of the Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning specified in Section 8.07(e).

“Participant Register” has the meaning specified in Section 8.07(e).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s and customs Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days unless being contested in good faith by proper proceedings and as to which appropriate reserves are being maintained; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (d) easements, rights of way and other encumbrances, restrictions or deficiencies on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.

“Permitted Receivables Financing” means any financing pursuant to which the Borrower or any Subsidiary may sell, convey, or otherwise transfer to a Receivables Subsidiary or any other Person, or grant a security interest in, any accounts receivable (and related assets) of the Borrower or such Subsidiary, provided that such financing shall be on customary market terms and shall be with limited or no recourse to the Borrower and its Subsidiaries (other than the Receivables Subsidiary) except to the extent customary for such transactions.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Public Debt Rating” means, as of any date, the rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower or, if either such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency. For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage shall be determined by reference to the available rating; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage will be set in accordance with Level 5 under the definition of “Applicable Margin” or “Applicable Percentage”, as the case may be; (c) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Margin and the Applicable Percentage shall be based upon the higher rating unless such ratings differ by two or more levels, in which case the applicable level will be deemed to be one level above the lower of such levels; (d) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“Public Filings” means the Borrower’s filings with the Securities and Exchange Commission on Form 10-K for the year ending December 31, 2012, on Form 10-Q for the quarters ending March 31, 2013 and June 30, 2013 and on Form 8-K at any time after June 30, 2013 and at least five Business Days prior to the Closing Date.

“Ratable Share” of any amount means, with respect to any Lender at any time, (a) with respect to the Revolving Credit Facility, the product of (i) a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time and the denominator of which is the aggregate Revolving Credit Commitments at such time; provided that if the Revolving Credit Commitments have been terminated, the numerator shall be the outstanding principal amount of such Lender’s Revolving Credit Exposure and the denominator shall be the outstanding principal amount of the Revolving Credit Exposure of all Lenders and (ii) such amount; provided that in the case of Section 2.19 when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Credit Commitment shall be disregarded in such calculation, (b) with respect to the A-1 Term Loan Facility, a percentage of such amount equal to a fraction the numerator of which is the outstanding principal amount of such Lender’s A-1 Term Loan and the denominator of which is the aggregate outstanding amount of all A-1 Term Loans, (c) with respect to the A-2 Term Loan Facility, a percentage of such amount equal to a fraction the numerator of which is the outstanding principal amount of such Lender’s A-2 Term Loan and the denominator of which is the aggregate outstanding amount of all A-2 Term Loans and (d) for purposes of Section 7.05, the product of (i) a fraction the numerator of which is the sum of (A) the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Revolving Credit Commitments have been terminated, the outstanding principal amount of such Lender’s Revolving Credit Exposure) plus (B) the outstanding principal amount of such Lender’s A-1 Term Loan at such time plus (C) the outstanding principal amount of such Lender’s A-2 Term Loan at such time, and the denominator of which is the sum of (I) the aggregate Revolving Credit Commitments at such time (or, if the Revolving Credit Commitments have been terminated, the outstanding principal amount of the Revolving Credit Exposure of all Lenders), (II) the aggregate outstanding amount of all A-1 Term Loans at such time and (III) the aggregate outstanding amount of all A-2 Term Loans at such time, and (ii) such amount.

“Receivables Subsidiary” means a bankruptcy-remote, special-purpose wholly owned Subsidiary formed in connection with a Permitted Receivables Financing.

“Recipient” means the Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 8.07(d).

“Required Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate amount of Revolving Credit Exposure of all Lenders at such time, (b) the aggregate Unused Revolving Credit Commitments at such time, (c) the aggregate principal amount of all A-1 Term Loans outstanding at such time and (d) the aggregate principal amount of all A-2 Term Loans at such time. For purposes of this definition, the Available Amount of each Letter of Credit shall be considered to be owed to the Lenders ratably in accordance with their respective Revolving Credit Commitments; provided that the Commitment of, and (i) the portion of the aggregate principal amount of the Advances outstanding at such time, (ii) the portion of the aggregate Available Amount of all Letters of Credit outstanding at such time, (iii) the portion of the aggregate Unused Revolving Credit Commitments at such time, (iv) the principal amount of the outstanding A-1 Term Loans and (v) the principal amount of the outstanding A-2 Term Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Lenders holding more than 50% of the aggregate amount of Revolving Credit Exposure of all Lenders at such time; provided that the Commitment of, and the portion of (i) the aggregate principal amount of the Advances outstanding at such time, (ii) the portion of the aggregate Available Amount of all Letters of Credit outstanding at such time and (iii) the portion of the aggregate Unused Revolving Credit Commitments at such time held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Term Loan Lenders” means, as of any date of determination, with respect to Lenders of any Class of Term Loans, Lenders holding more than 50% of such Class of Term Loans on such date;

provided that the portion of such Class of Term Loans held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Loan Lenders.

“Revolving Commitment Increase” has the meaning specified in Section 2.18(a).

“Revolving Credit Commitment” means as to any Lender (a) the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Revolving Credit Commitment”, (b) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement, the amount set forth in such Assumption Agreement or (c) if such Lender has entered into an Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(d) as such Lender’s “Revolving Credit Commitment”, as such amount may be reduced pursuant to Section 2.05 or increased pursuant to Section 2.18. The initial amount of the aggregate Revolving Credit Commitments of all of the Revolving Lenders as in effect on the Closing Date is THREE HUNDRED FIFTY MILLION DOLLARS ($350,000,000).

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (i) the outstanding principal amount of such Lender’s Advances plus (ii) its Letter of Credit Exposure.

“Revolving Credit Facility” means, at any time, the aggregate of the Revolving Credit Commitments at such time.

“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Credit Commitment or, if the Revolving Credit Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

“S&P” means Standard & Poor’s Ratings Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sanctions” means, with respect to any Person, any international economic sanction administered or enforced by the United States government (including OFAC) the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority, in each case to the extent applicable to such Person.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvency” and “Solvent” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Representations” means the representations and warranties relating to corporate status, corporate power and authority to enter into the Loan Documents, due authorization, execution, delivery and enforceability of the Loan Documents, no conflicts of the Loan Documents with or consents under applicable laws or charter documents of the Borrower and the Subsidiary Guarantors (other than consents that have been obtained), Solvency, Federal Reserve margin regulations, the U.S.A. Patriot Act, the Investment Company Act, FCPA, OFAC and compliance with anti-terrorism and anti-money laundering laws, which representations are contained in Sections 4.01(a), (b), (c), (d), (h), (i), (r) and (s).

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries. Unless otherwise specified herein, any reference to a Subsidiary shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” means each Subsidiary that shall be required to execute and deliver a guaranty pursuant to Section 5.01(j).

“Subsidiary Guaranty” means the guaranty of the Subsidiary Guarantors delivered pursuant to Section 5.01(j).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” means, as of any date of determination, a Lender having an A-1 Term Loan Commitment or an A-2 Term Loan Commitment or holding an A-1 Term Loan or an A-2 Term Loan.

“Term Loan” means an A-1 Term Loan and/or an A-2 Term Loan, as applicable.

“Term Loan Commitment” means an A-1 Term Loan Commitment and/or an A-2 Term Loan Commitment, as applicable.

“Termination Date” means (a) with respect to A-1 Term Loans, the earlier of (i) October 18, 2018 and (ii) the date of the prepayment of all A-1 Term Loans, (b) with respect to A-2 Term Loans, the earlier of (i) October 18, 2020 and (ii) the date of the prepayment of all A-2 Term Loans, and (c) with respect to the Revolving Credit Facility, the earlier of (i) October 18, 2018, and (ii) the date of termination in whole of the Revolving Credit Commitments and the Letter of Credit Commitments pursuant to Section 2.05 or 6.01.

“Type” refers to the distinction between Loans bearing interest at the Base Rate and Loans bearing interest at the Eurodollar Rate.

“Unused Revolving Credit Commitment” means, with respect to each Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Advances made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender’s Ratable Share of the aggregate Available Amount of all the Letters of Credit outstanding at such time.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

Section 1.02. Other Interpretive Provisions. In this Agreement (a) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”; (b) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; and (c) unless otherwise specified herein, (i) any reference to an agreement or other document means such agreement or other document as from time to time amended, supplemented or otherwise modified and (ii) any reference to a law means such law as amended, modified or replaced from time to time and the rules and regulations issued thereunder.

Section 1.03. Accounting Terms.

(a) All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles as in effect in the United States from time to time (“GAAP”), provided that (i) if there is any change in GAAP from such principles applied in the preparation of the audited financial statements referred to in Section 4.01(e) (“Initial GAAP”), that is material in respect of the calculation of compliance with the covenants set forth in Section 5.03, the Borrower shall give prompt notice of such change to the Agent and the Lenders, and (ii) if the Borrower notifies the Agent that the Borrower requests an amendment of any provision hereof to eliminate the effect of any change in GAAP (or the application thereof) from Initial GAAP (or if the Agent or the Required Lenders request an amendment of any provision hereof for such purpose), regardless of whether such notice is given before or after such change in GAAP (or the application thereof), then such provision shall be applied on the basis of generally accepted accounting principles as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision is amended in accordance herewith.

(b) Notwithstanding the foregoing clause (a), (i) for purposes of determining compliance with the financial covenants contained in this Agreement, any election by the Borrower to measure an item of Debt using fair value (as permitted by FASB 159 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made; (ii) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Debt of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded; and (iii) for purposes of determining compliance with any covenant contained herein, whether a lease constitutes a capital lease, and whether obligations arising under such lease are required to be capitalized on the balance sheet of the lessee thereunder and/or recognized as interest expense in such lessee’s financial statements, shall be determined in accordance with GAAP as in effect on the date of this Agreement notwithstanding any modification or interpretive change thereto that may occur thereafter.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

Section 1.04. Rates.

The Agent does not warrant, nor accept responsibility, nor shall the Agent have any liability with respect to, the underlying rates specified in the definition of “Eurodollar Rate” or with respect to any comparable or successor rate thereto, or how such underlying rates are determined.

Section 1.05. Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES,

LETTERS OF CREDIT AND TERM LOANS

Section 2.01. The Advances, Letters of Credit and Term Loans.

(a) Advances. Each Lender severally agrees, on the terms and conditions set forth herein, to make advances on a revolving basis (each, an “Advance”) to the Borrower from time to time on any Business Day during the period from the Closing Date until the Termination Date in an amount not to exceed such Lender’s Unused Revolving Credit Commitment at such time. Within the limits of each Lender’s Revolving Credit Commitment, the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(a). The Advances may be Base Rate Loans or Eurodollar Rate Loans or both, as further provided herein.

(b) Letters of Credit. Each Issuing Bank agrees, subject to Section 2.19(d), on the terms and conditions set forth herein, to issue standby letters of credit (each, a “Letter of Credit”) for the account of the Borrower or any Subsidiary from time to time on any Business Day during the period from the Closing Date until 30 days before the applicable Termination Date in an aggregate Available Amount (i) for all Letters of Credit issued by each Issuing Bank not to exceed at any time the lesser of (x) the Letter of Credit Facility at such time and (y) such Issuing Bank’s Letter of Credit Commitment at such time and (ii) for each such Letter of Credit not to exceed an amount equal to the Unused Revolving Credit Commitments of the Lenders at such time. Other than as specified on Schedule 2.01(b), no Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than (x) the date that is one year after the date of issuance thereof and (y) except as provided in Section 2.03(a)(ii), 10 Business Days prior to the applicable Termination Date. Within the limits of the Letter of Credit Facility and subject to the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.01(b), repay any Advances resulting from drawings thereunder pursuant to Section 2.03(c) and request the issuance of additional Letters of Credit under this Section 2.01(b). Each letter of credit listed on Schedule 2.01(b) shall be deemed to constitute a Letter of Credit issued hereunder, and each Lender that is an issuer of such a Letter of Credit shall, for purposes of

Section 2.03, be deemed to be an Issuing Bank for each such letter of credit, provided than any renewal or replacement of any such letter of credit shall be issued by an Issuing Bank pursuant to the terms of this Agreement.

(c) A-1 Term Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single term loan (each an “A-1 Term Loan”) to the Borrower on the Closing Date in an amount not to exceed such Lender’s A-1 Term Loan Commitment. Amounts repaid on A-1 Term Loans may not be reborrowed. A-1 Term Loans may be divided into tranches that are Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(d) A-2 Term Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single term loan (each an “A-2 Term Loan”) to the Borrower on the Closing Date in an amount not to exceed such Lender’s A-2 Term Loan Commitment. Amounts repaid on the A-2 Term Loans may not be reborrowed. A-2 Term Loans may be divided into tranches that are Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

Section 2.02. Making the Loans.

(a) Except as otherwise provided in Section 2.03, each Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day (or in the case of the Term Loans, the second Business Day) prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Loans or (y) 11:00 A.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Loans, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Loans comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Loans, initial Interest Period for such Loans. Each Lender shall, before 1:00 P.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s Ratable Share of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent’s address referred to in Section 8.02.

(b) Each Borrowing of Eurodollar Rate Loans shall be in an amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, and each Borrowing of Base Rate Loans shall be in an amount of $500,000 or a whole multiple of $100,000 in excess thereof; provided that (i) if the Lenders fund their participation interests in any Letter of Credit pursuant to Section 2.03(c), the resulting Borrowing may be in the amount of the payment made by the applicable Issuing Bank in respect of such Letter of Credit; and (ii) if at any time the aggregate amount of the A-1 Term Loans and/or the A-2 Term Loans is not a whole multiple of $1,000,000, then the Borrower may maintain one Borrowing of the applicable Class of Term Loans that is not such a whole multiple (but is not less than $5,000,000). Borrowings comprised of Eurodollar Rate Loans may not be outstanding as part of more than (x) ten separate Interest Periods with respect to Loans of a single Class and (y) twenty separate Interest Periods in the aggregate for Loans of all Classes.

(c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Loans, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing the applicable conditions set forth in Article III, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender as part of such Borrowing when such Loan, as a result of such failure, is not made on such date.

(d) Unless the Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Agent such Lender’s Ratable Share of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Share available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(e) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

Section 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit.

(a) Request for Issuance.

(i) Each Letter of Credit shall be issued upon notice, given not later than 1:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by the Borrower to any Issuing Bank, and such Issuing Bank shall give the Agent prompt notice thereof. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone, confirmed immediately in writing, or telecopier, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, and shall be accompanied by such customary application and agreement for letter of credit as such Issuing Bank may specify to the Borrower for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its sole discretion, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower at its office referred to in Section 8.02 or as otherwise agreed with the Borrower in connection with such issuance. For the avoidance of doubt, (x) the applicable conditions set forth in Article III may be deemed fulfilled unless the applicable Issuing Bank has received written notice from any Lender, the Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more of such conditions shall not then be satisfied and (y) if the applicable conditions set forth in Article III have not been fulfilled, the applicable Issuing Bank (1) shall not issue, or increase the face amount of, the applicable Letter of Credit and (2) shall have the right (or, upon the request of the Required Lenders, the obligation) not to permit any renewal of the applicable Letter of Credit. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(ii) An Issuing Bank may, in its sole discretion, issue one or more Letters of Credit hereunder, with expiry dates later than 10 Business Days prior to the scheduled Termination Date (the “L/C Cash Collateral Date”), based upon the Borrower’s agreement to provide cash collateral to such Issuing Bank (or, if agreed upon, the Agent) relating to such Letters of Credit on or before the L/C Cash Collateral Date in accordance with the terms of Section 2.19 (and, upon receipt of such cash collateral by the Issuing Bank or the Agent, as applicable, the Lenders’ participation interests in such Letters of Credit shall terminate on the Termination Date). In the event the Borrower fails to cash collateralize the outstanding Letter of Credit Exposure on the L/C Cash Collateral Date, each outstanding Letter of Credit shall automatically be deemed to be drawn in full, and the Borrower shall be deemed to have requested a Base Rate Loan to be funded by the Lenders on the L/C Cash Collateral Date to reimburse such drawing (with the proceeds of such Base Rate Loan being used to cash collateralize outstanding Letter of Credit Exposure as set forth in Section 2.19) in accordance with the provisions of Section 2.03(c). The funding by a Lender of its Ratable Share of such Base Rate Loan, to cash collateralize the outstanding Letter of Credit Exposure on the Termination Date shall be deemed payment by such Lender in respect of its participation interest in such Letters of Credit.

(b) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Ratable Share of the aggregate amount available to be drawn under such Letter of Credit. The Borrower hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of such Issuing Bank, such Lender’s Ratable Share of each drawing made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the Borrower on the date made, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Ratable Share of the Available Amount of such Letter of Credit at each time such Lender’s Revolving Credit Commitment is amended pursuant to an assignment in accordance with Section 8.07 or otherwise pursuant to this Agreement.

(c) Drawing and Reimbursement. The payment by an Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by such Issuing Bank of an Advance, which shall be a Base Rate Loan, in the amount of such draft. Each Issuing Bank shall give prompt notice of each drawing under any Letter of Credit issued by it to the Borrower and the Agent. Upon written demand by such Issuing Bank to the Agent, which the Agent shall promptly forward to the Lenders, each Lender shall pay to the Agent such Lender’s Ratable Share of such outstanding Advance, by making available for the account of its Applicable Lending Office to the Agent for the account of such Issuing Bank, by deposit to the Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Advance to be funded by such Lender. Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank. Each Lender agrees to fund its Ratable Share of an outstanding Advance on (i) the Business Day on which demand therefor is made by such Issuing Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Lender shall not have so made the amount of such Advance available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. If such Lender shall pay to the Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute an Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

(d) Letter of Credit Reports. Each Issuing Bank shall furnish (i) to the Agent on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued by it during the preceding month and drawings during such month under all Letters of Credit and (ii) to the Agent on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by it. The Agent shall promptly forward to each Lender each report received by it in accordance with this Section 2.03(d).

(e) Failure to Make Advances. The failure of any Lender to make the Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on such date.

Section 2.04. Fees.

(a) Facility Fee. The Borrower agrees to pay to the Agent for the account of each Lender a facility fee on the aggregate amount of such Lender’s Revolving Credit Commitment, from the Closing Date in the case of each Initial Lender and from the effective date specified in the Assumption Agreement or in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date, at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last Business Day of each March, June, September and December, commencing December 31, 2013, and on the Termination Date.

(b) Letter of Credit Fees.

(i) The Borrower shall pay to the Agent for the account of each Lender a commission on such Lender’s Ratable Share of the average daily aggregate Available Amount of all Letters of Credit outstanding from time to time at a rate per annum equal to the Applicable Margin for Eurodollar Rate Loans in effect from time to time (plus 2% per annum at any time Default Interest applies pursuant to Section 2.07(b)), payable in arrears quarterly on the last Business Day of each March, June, September and December, commencing December 31, 2013, and on the Termination Date and after the Termination Date payable upon demand.

(ii) The Borrower shall pay to each Issuing Bank for its own account such fronting, issuance and other reasonable fees as may from time to time be agreed in writing between the Borrower and such Issuing Bank.

(c) Agent’s Fees. The Borrower shall pay to the Agent for its own account such fees as may from time to time be agreed between the Borrower and the Agent.

(d) Ticking Fee. If the Closing Date does not occur on or before the date that is 30 days following the Effective Date, the Borrower agrees to pay to the Agent for the account of each Lender a ticking fee on the aggregate amount of such Lender’s Term Loan Commitment, from the date that is 30 days following the Effective Date in the case of each Initial Lender and from the effective date specified in the Assumption Agreement or in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the earlier of (i) the Closing Date and (ii) the termination of the Term Loan Commitments, at a rate per annum equal to 0.15% per annum payable in full on the earlier of (x) the Closing Date and (y) the termination of the Term Loan Commitments.

Section 2.05. Optional Termination or Reduction of the Commitments. The Borrower shall have the right, upon at least three Business Days’ notice (or, if the facilities are to be refinanced in full, upon notice given on the date of such termination) to the Agent, to terminate in whole or permanently reduce in part the Unused Revolving Credit Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and shall be made ratably among the Revolving Lenders in accordance with their Revolving Credit Commitments.

Section 2.06. Repayments.

(a) Advances. The Borrower shall repay to the Agent for the account of each Lender on the applicable Termination Date the aggregate principal amount of the applicable Advances made by such Lender and then outstanding.

(b) Letter of Credit Reimbursements. The obligations of the Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument, in each case, relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including the following circumstances (it being understood that any such payment by the Borrower is without prejudice to, and does not constitute a waiver of, any rights the Borrower might have or might acquire as a result of the payment by any Issuing Bank of any draft or the reimbursement by the Borrower thereof):

(i) any lack of validity or enforceability of this Agreement, any Letter of Credit, any Letter of Credit Agreement or any other agreement or instrument, in each case, relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(iii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or transferee of a Letter of Credit (or any Person for which any such beneficiary or transferee may be acting), any Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Borrower in respect of the L/C Related Documents; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a Subsidiary Guarantor.

(c) The Borrower shall repay the outstanding principal amount of the A-1 Term Loans in installments on the dates and in the amounts set forth in the table below (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.10), unless accelerated sooner pursuant to Section 6.01:

Payment Dates	Principal Amortization Payment
March 31, 2014	$8,125,000
June 30, 2014	$8,125,000
September 30, 2014	$8,125,000
December 31, 2014	$8,125,000
March 31, 2015	$16,250,000
June 30, 2015	$16,250,000
September 30, 2015	$16,250,000
December 31, 2015	$16,250,000
March 31, 2016	$16,250,000
June 30, 2016	$16,250,000
September 30, 2016	$16,250,000
December 31, 2016	$16,250,000
March 31, 2017	$24,375,000
June 30, 2017	$24,375,000
September 30, 2017	$24,375,000
December 31, 2017	$24,375,000
March 31, 2018	$24,375,000
June 30, 2018	$24,375,000
September 30, 2018	$24,375,000
Termination Date	Outstanding Principal Balance of A-1 Term Loans

Each such payment shall be applied to the A-1 Term Loans of the A-1 Term Lenders based on their Ratable Shares.

(d) The Borrower shall repay the outstanding principal amount of the A-2 Term Loans in equal quarterly installments of $1,625,000 on the last Business Day of each March, June, September and December, commencing March 31, 2014 (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.10), unless accelerated sooner pursuant to Section 6.01. The remaining outstanding principal balance of the A-2 Term Loans shall be due and payable on the Termination Date. Each such payment shall be applied to the A-2 Term Loans of the A-2 Term Lenders based on their Ratable Shares.

Section 2.07. Interest on Loans.

(a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Loan owing to each Lender from the date of such Loan until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Loans. During such periods as such Loan is a Base Rate Loan, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last Business Day of each March, June, September and December during such periods and on the date such Base Rate Loan shall be Converted or paid in full.

(ii) Eurodollar Rate Loan. During such periods as such Loan is a Eurodollar Rate Loan, a rate per annum equal at all times during each Interest Period for such Loan to the sum of (x) the Eurodollar Rate for such Interest Period for such Loan plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last Business Day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Loan shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Borrower shall, upon the request of the Required Lenders (or automatically during the continuance of an Event of Default under (x) Section 6.01(a) with respect to the payment of any principal of any Loan or (y) Section 6.01(e)), pay interest (“Default Interest”) on (i) the principal amount of each Loan owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Loan pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Loans pursuant to clause (a)(i) above, provided, however, that following acceleration of the Loans pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Required Lenders and such interest shall be payable on demand.

Section 2.08. Interest Rate Determination.

(a) Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.09 or a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period”, the Agent shall give prompt notice to the Borrower and each Lender of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or (ii).

(b) If, prior to the end of any Interest Period for any Borrowing of Eurodollar Rate Loans, the Borrower shall fail to give notice of the election of a new Interest Period for such Borrowing in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Eurodollar Rate Loans will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Loans.

(c) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Loans comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $3,000,000, such Loans shall automatically Convert into Base Rate Loans.

(d) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan and (ii) the obligation of the Lenders to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended.

(i) If the Agent is unable to determine the Eurodollar Rate for any Eurodollar Rate Loans in accordance with the procedures set forth in the definition of Eurodollar Rate, including if the Agent has made a determination that (x) deposits in dollars are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such Eurodollar Rate Loan or (y) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan) or in connection with an existing or proposed Base Rate Loan (in each case, “Impacted Loans”), then,

(ii) the Agent shall forthwith notify the Borrower and the Lenders that the Eurodollar Rate cannot be determined, and

(iii) so long as such circumstance continues, (x) the Eurodollar Rate component of the Base Rate definition shall be disregarded, (y) each Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan and (z) the obligation of the Lenders to make Eurodollar Rate Loans or to Convert Loans into Eurodollar Rate Loans shall be suspended.

(iv) Notwithstanding the foregoing, if the Agent has made the determination described in clause (x) or (y) of the first sentence of this Section, the Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this section, (2) the Agent notifies the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its Applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Agent and the Borrower written notice thereof.

Section 2.09. Optional Conversion of Loans. The Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all or any portion of any Class of Loans of one Type comprising the same Borrowing into Loans of the other Type; provided, however, that any Conversion of Eurodollar Rate Loans into Base Rate Loans shall be made only on the last day of an Interest Period for such Eurodollar Rate Loans, any Conversion of Base Rate Loans into Eurodollar Rate Loans shall be in an amount not less than the minimum amount specified in Section 2.02(b), no Conversion of any Loans shall result in more separate Borrowings of Eurodollar Rate Loans than permitted under Section 2.02(b) and each Conversion of Loans comprising part of the same Borrowing shall be made ratably among the Lenders in accordance with their applicable Ratable Shares. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Loans to be Converted, and (iii) if such Conversion is into Eurodollar Rate Loans, the duration of the initial Interest Period therefor. Each notice of Conversion shall be irrevocable and binding on the Borrower.

Section 2.10. Prepayments of Loans. The Borrower may on any Business Day, upon notice to the Agent not later than 11:00 A.M. (New York City time) stating the date and aggregate principal amount of a proposed prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of any Class of Loans comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, except that (i) any prepayment of Base Rate Loans may be in any amount that causes the aggregate principal amount of all outstanding Base Rate Loans to be an integral multiple of $1,000,000 and (ii) any prepayment of a Class of Term Loans may be in any amount (but not less than $5,000,000) that causes the aggregate principal amount of all outstanding Term Loans of such Class to be an integral multiple of $1,000,000. In the event of any prepayment of Eurodollar Rate Loans, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c). Subject to the foregoing terms, amounts prepaid under this Section 2.10 shall be applied as the Borrower may elect; provided that if the Borrower shall fail to specify its elected application with respect to any voluntary prepayment, such voluntary prepayment shall be applied first to the Loans under the Revolving Credit Facility and then pro rata to each Class of Term Loans (in direct order of remaining amortization installments), and first to Base Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities. Each such prepayment shall be applied to the Loans of the applicable Lenders in accordance with their respective applicable Ratable Shares. In the event that the Revolving Credit Exposure exceeds the aggregate Revolving Credit Commitments at any time (for example, because the issuance of a Letter of Credit by an Issuing Bank on the same date that a new Advance is funded inadvertently causes the Revolving Credit Exposure to exceed the aggregate Revolving Credit Commitments as of such date), the Borrower shall prepay Advances and/or cash collateralize the Letter of Credit Exposure in an aggregate amount necessary to eliminate such excess; provided, however, that the Borrower shall not be required to cash collateralize the Letter of Credit Exposure pursuant to this Section 2.10 unless after giving effect to any concurrent prepayment of Advances, the Revolving Credit Exposure exceeds the aggregate Revolving Credit Commitments then in effect.

Section 2.11. Increased Costs.

(a) If, due to either (i) any Change in Law or (ii) the compliance with any guideline or request issued after the date hereof from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or agreeing to issue or of issuing or maintaining or participating in Letters of Credit (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.14 shall govern) and (ii) changes after the date hereof in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be prima facie evidence of the correctness thereof for all purposes, absent manifest error.

(b) If any Lender reasonably determines that any Change in Law or compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) adopted or issued after the date hereof affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be prima facie evidence of the correctness thereof for all purposes, absent manifest error.

(c) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Borrower of the change or circumstance giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the change or circumstance giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.12. Illegality.

Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Loans or to fund or maintain Eurodollar Rate Loans hereunder, (a) each Eurodollar Rate Loan made by such Lender will automatically, on the last day of the current Interest Period or, if required by law, upon such demand, Convert into a Base Rate Loan and (b) the obligation of such Lender to make Eurodollar Rate Loans or to Convert Loans into Eurodollar Rate Loans shall be suspended until the Agent shall notify the Borrower and such Lender that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. Each request for a Eurodollar Rate Borrowing or a Conversion into Eurodollar Rate Loans shall, as to such affected Lender only, be deemed to be a request for a Base Rate Loan, and all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Rate Loans of such Lender shall instead be applied to repay or prepay the Base Rate Loans made by such Lender in lieu thereof, or resulting from the Conversion of, such Eurodollar Rate Loans.

Section 2.13. Payments and Computations.

(a) The Borrower shall make each payment hereunder, irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (New York City time) on the day when due in dollars to the Agent at the Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or fees or commissions ratably (other than amounts payable pursuant to Section 2.03, 2.11, 2.12, 2.14, 2.20 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Assuming Lender becoming a Lender hereunder pursuant to Section 2.18, and upon the Agent’s receipt of such Lender’s Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date, the Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) All computations of interest based on the prime rate component of the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, facility fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on Eurodollar Rate Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

Section 2.14. Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Agent) require the deduction or withholding of any Tax from any such payment by the Agent or a Loan Party, then the Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Loan Party or the Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Agent shall withhold or make such deductions as are determined by the Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 2.14) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Loan Party or the Agent shall be required by any applicable Laws other than the Internal Revenue Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 2.14) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error. Each of the

Loan Parties shall, and does hereby, jointly and severally indemnify the Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or an Issuing Bank for any reason fails to pay indefeasibly to the Agent as required pursuant to Section 2.14(c)(ii) below.

(ii) Each Lender and each Issuing Bank shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Agent against any Indemnified Taxes attributable to such Lender or such Issuing Bank (but only to the extent that any Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.07(d) relating to the maintenance of a Participant Register and (z) the Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or such Issuing Bank, in each case, that are payable or paid by the Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender and each Issuing Bank hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender or such Issuing Bank, as the case may be, under this Agreement or any other Loan Document against any amount due to the Agent under this clause (ii).

(d) Evidence of Payments. Upon request by any Loan Party or the Agent, as the case may be, after any payment of Taxes by any Loan Party or by the Agent to a Governmental Authority as provided in this Section 2.14, each Loan Party shall deliver to the Agent or the Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this

Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed originals of Internal Revenue Service Form W-8ECI,

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.14 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable laws, at no time shall the Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an Issuing Bank, or have any obligation to pay to any Lender or any Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such Issuing Bank, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.14, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g) Survival. Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender or an Issuing Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations.

Section 2.15. Sharing of Payments, Etc.

(a) If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loans owing to it (other than pursuant to

Section 2.11, 2.12, 2.14, 2.20 or 8.04(c)) in excess of its ratable share of payments on account of the Loans obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Loans owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

(b) If any Lender shall fail to make any payment required to be made by it pursuant to 2.03(b) or (c), 2.02(d), 2.15(a) or 7.05(a), then the Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Agent for the account of such Lender for the benefit of the Agent or any Issuing Bank to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Agent in its discretion.

Section 2.16. Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Loans. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Loans owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender.

(b) The Register maintained by the Agent pursuant to Section 8.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Loans comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

Section 2.17. Use of Proceeds. The proceeds of (a) the Revolving Facility shall be available (and the Borrower agrees that it shall use such proceeds) solely for (i) working capital, (ii) repayment of any outstanding loans under the Existing Credit Agreement, and (iii) lawful corporate purposes of the Borrower and its Subsidiaries and (b) A-2 Term Loans and A-1 Term Loans shall be available for (and the Borrower agrees that it shall use such proceeds) solely for purposes of financing the Acquisition (or refinancing Debt incurred to finance the Acquisition), to pay Debt of the Acquired Company (including any make-whole amounts related to the prepayment thereof) and to pay costs and expenses in connection with the foregoing.

Section 2.18. Increase in the Aggregate Commitments. The Borrower may, at any time but in any event not more than twice in any calendar year, by notice to the Agent, request (x) an increase to the aggregate amount of the Revolving Credit Commitments in an aggregate amount not to exceed $75,000,000, (y) an increase to the aggregate amount of any Class of the Term Loans and/or (z) the addition of a separate term loan facility hereunder, any such increases under clauses (y) and (z), in an aggregate amount not to exceed $200,000,000 (each an “Increase”) to be effective as of a date that is at least 90 days prior to the applicable Termination Date (the “Increase Date”) as specified in the related notice to the Agent; provided, however, that (i) the requested Increase shall be an amount of $20,000,000 or an integral multiple of $5,000,000 in excess thereof, (ii) in no event shall the aggregate amount of all Increases hereunder after the Closing Date exceed $275,000,000, (iii) on the date of any request by the Borrower for an Increase and on the related Increase Date (A) the representations and warranties contained in Section 4.01 shall be correct on and as of such date, before and after giving effect to such Increase, as though made on and as of such date and (B) no event has occurred and is continuing, or would result from such Increase, that constitutes a Default and (iv) during the period from the Effective Date to the Closing Date, any Increase to one Class of Term Loans existing as of the Closing Date (i.e., the A-1 Term Loans or the A-2 Term Loans) which is accompanied by a corresponding Dollar for Dollar decrease to the other Class of Term Loans existing as of the Closing Date shall not be counted towards the aggregate amount of Increases permitted hereunder.

(a) Increase in the Aggregate Revolving Credit Commitments.

(i) If the Borrower requests that the aggregate amount of the Revolving Credit Commitments be increased (a “Revolving Commitment Increase”), the Agent shall promptly notify such Lenders or Eligible Assignees as the Borrower may direct of a request by the Borrower for a Revolving Commitment Increase, which notice shall include (A) the proposed amount of such requested Revolving Commitment Increase, (B) the proposed Increase Date and (C) the date by which Lenders wishing to participate in the Revolving Commitment Increase must commit to an increase in the amount of their respective Commitments. Each such Lender that is willing to participate in such requested Revolving Commitment Increase (each an “Increasing Revolving Lender”) shall, in its sole discretion, give written notice to the Agent on or prior to the relevant deadline of the amount by which it is willing to increase its Revolving Credit Commitment. The requested Revolving Commitment Increase shall be allocated among the Lenders willing to participate therein and the applicable Assuming Lenders in such amounts as are agreed between the Borrower and the Agent. Any Lender failing to notify the Agent by the relevant deadline shall be deemed to have declined to increase its Revolving Credit Commitment.

(ii) On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Revolving Commitment Increase in accordance with Section 2.18(a)(i) (each such Eligible Assignee, an “Assuming Revolving Lender”) shall become a Lender party to this Agreement as of such Increase Date and the Revolving Credit Commitment of each Increasing Lender for such requested Revolving Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.18(a)(ii)) as of such Increase Date; provided, however, that the Revolving Credit Commitment of each such Eligible Assignee shall be in an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and the Agent shall have received on or before such Increase Date the following, each dated such date:

(A) certified copies of resolutions of the Board of Directors of the Borrower or the Executive Committee of such Board authorizing the Revolving Commitment Increase (to the extent not authorized by resolutions previously delivered pursuant hereto);

(B) an opinion of counsel for the Borrower (which may be in-house counsel), in substantially the form of Exhibit D hereto;

(C) an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Borrower and the Agent (each an “Assumption Agreement”), duly executed by such Eligible Assignee, the Agent and the Borrower; and

(D) confirmation from each Increasing Lender of the increase in the amount of its Revolving Credit Commitment in a writing satisfactory to the Borrower and the Agent.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.18(a)(ii), the Agent shall notify the Lenders (including each Assuming Revolving Lender) and the Borrower, on or before 1:00 P.M. (New York City time), of the occurrence of the Revolving Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Revolving Lender and each Assuming Revolving Lender on such date. Each Increasing Revolving Lender and each Assuming Revolving Lender shall, before 2:00 P.M. (New York City time) on the Increase Date, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, in the case of such Assuming Revolving Lender, an amount equal to such Assuming Revolving Lender’s ratable portion of the Advances then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments outstanding after giving effect to the relevant Revolving Commitment Increase) and, in the case of such Increasing Revolving Lender, an amount equal to the excess of (i) such Increasing Revolving Lender’s ratable portion of the Advances then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments outstanding after giving effect to the relevant Revolving Commitment Increase) over (ii) such Increasing Revolving Lender’s ratable portion of the Advances then outstanding (calculated based on its Revolving Credit Commitment (without giving effect to the relevant Revolving Commitment Increase) as a percentage of the aggregate Revolving Credit Commitments (without giving effect to the relevant Revolving Commitment Increase). After the Agent’s receipt of such funds from each such Increasing Revolving Lender and each such Assuming Revolving Lender, the Agent will promptly thereafter cause to be distributed like funds to the other Lenders for the account of their respective Applicable Lending Offices in an amount to each other Lender such that the aggregate amount of the outstanding Advances owing to each Lender after giving effect to such distribution equals such Lender’s ratable portion of the Advances then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit

Commitments outstanding after giving effect to the relevant Revolving Commitment Increase).

(b) Increase in Aggregate Term Loans.

(i) If the Borrower requests an Increase in the form of (x) an increase in the aggregate amount of any Class of the Term Loans and/or (y) the addition of a separate term loan facility hereunder (any such increase or additional facility, an “Incremental Term Loan Facility”), the Agent shall promptly notify such Lenders or Eligible Assignees as the Borrower may direct of a request by the Borrower for an Incremental Term Loan Facility, which notice shall include (A) the proposed amount of such requested Incremental Term Loan Facility, (B) the proposed Increase Date, (C) the date by which Lenders wishing to participate in the Incremental Term Loan Facility must commit thereto and (D) whether such Increase shall be via an increase in the aggregate amount of the existing Term Loans or the addition of a separate term loan facility. Each such Lender that is willing to participate in such requested Incremental Term Loan Facility (each an “Increasing Term Lender”) shall, in its sole discretion, give written notice thereof to the Agent on or prior to the relevant deadline, including the amount it is willing to commit to such Incremental Term Loan Facility. The requested Incremental Term Loan Facility shall be allocated among the Lenders willing to participate therein and the applicable Assuming Lenders in such amounts as are agreed between the Borrower and the Agent. Any Lender failing to notify the Agent by the relevant deadline shall be deemed to have declined to commit to the requested Incremental Term Loan Facility.

(ii) On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Incremental Term Loan Facility in accordance with Section 2.18(b)(i) (each such Eligible Assignee, an “Assuming Term Lender”) shall become a Lender party to this Agreement as of such Increase Date pursuant to such documentation as the Agent may reasonably require; provided, however, that the commitment of each such Eligible Assignee shall be in an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and the Agent shall have received on or before such Increase Date the following, each dated such date:

(A) certified copies of resolutions of the Board of Directors of the Borrower or the Executive Committee of such Board authorizing the Commitment Increase;

(B) an opinion of counsel for the Borrower (which may be in-house counsel), in substantially the form of Exhibit D hereto;

(C) an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Borrower and the Agent (each an “Assumption Agreement”), duly executed by such Eligible Assignee, the Agent and the Borrower; and

(D) confirmation from each Increasing Lender of its commitment to the Incremental Term Loan Facility in a writing satisfactory to the Borrower and the Agent.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.18(b)(ii), the Agent shall notify the Lenders (including each Assuming Term Lender) and the Borrower, on or before 1:00 P.M. (New York City time), of the occurrence of the Incremental Term Loan Facility to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Term Lender and each Assuming Term Lender on such date. Each Increasing Term Lender and each Assuming Term Lender shall, before 2:00 P.M. (New York City time) on the Increase Date, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, an amount equal to such Lender’s ratable portion of the Incremental Term Loan Facility. The Incremental Term Loan Facility shall be evidenced and implemented by such documentation as the Agent may reasonably require, it being acknowledged and agreed that each Incremental Term Loan Facility may share ratably in any Subsidiary Guaranties.

Section 2.19. Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) (x) Each Defaulting Lender shall be entitled to receive any facility fee pursuant to Section 2.04(a) for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding amount of the Advances funded by it and (2) its Ratable Share of the stated amount of Letters of Credit for which it has provided cash collateral (and the Borrower shall (A) be required to pay to each Issuing Bank the amount of such fee allocable to its Letter of Credit Exposure arising from that Defaulting Lender, (B) with respect to any facility fee that a Defaulting Lender is not entitled to receive pursuant to clause (x) above, be required to pay (without duplication of any other payment obligation of the Borrower with respect to facility fees) to the Agent for the account of each non-Defaulting Lender that portion of any such facility fee otherwise payable for the account of such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such non-Defaulting Lenders pursuant to clause (iv) below and (C) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) any Letter of Credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided cash collateral satisfactory to the applicable Issuing Bank pursuant to this Section 2.19 shall be payable, to the maximum extent permitted by applicable law, to the other Lenders in accordance with the upward adjustments in their respective Ratable Shares allocable to such Letter of Credit pursuant to Section 2.19(c) with the balance of such fee, if any, payable to the applicable Issuing Bank for its own account.

(b) subject to the last sentence of Section 8.01, the Unused Revolving Credit Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether any group of Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 8.01);

(c) if any Letter of Credit Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Letter of Credit Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Ratable Shares but only to the extent that (A) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Letter of Credit Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (B) the conditions set forth in Section 3.03 are satisfied at the time of such reallocation;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within one Business Day following the Borrower’s receipt of a written request from the Agent, cash collateralize for the benefit of the applicable Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 6.02 for so long as such Letter of Credit Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.04(b)(i) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period such Defaulting Lender’s Letter of Credit Exposure is cash collateralized;

(iv) if the Letter of Credit Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.04(b)(i) shall be adjusted in accordance with such non-Defaulting Lenders’ Ratable Shares; and

(v) if all or any portion of such Defaulting Lender’s Letter of Credit Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Banks or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such Letter of Credit Exposure) and letter of credit fees payable under Section 2.04(b)(i) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to the applicable Issuing Bank until and to the extent that such Letter of Credit Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Exposure will be 100% covered by the Commitments and Letter of Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.19(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.19(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Bank shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Issuing Bank to defease any risk remaining (after giving effect to any reallocation or the provision of cash collateral as provided above) to it in respect of such Lender hereunder.

In the event that the Agent, the Borrower (so long as no Event of Default has occurred and is continuing) and the Issuing Banks each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Letter of Credit Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Letter of Credit Commitment and on such date as is reasonably determined by the Agent such Lender shall purchase at par such of the Loans of the other Lenders as the Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Ratable Share (and such Lender shall be responsible for any resulting breakage costs).

Section 2.20. Regulation D Compensation. Each Lender that is subject to reserve requirements of the Board (or any successor) may require the Borrower to pay, contemporaneously with each payment of interest on any Eurodollar Rate Loan of such Lender, additional interest on such Eurodollar Rate Loan at the rate per annum equal to the excess of (i) (A) the applicable Eurodollar Rate divided by (B) one minus the Eurodollar Reserve Percentage over (ii) the rate specified in clause (i)(A). Any Lender wishing to require payment of such additional interest (x) shall so notify the Agent and the Borrower, in which case such additional interest on the Eurodollar Rate Loans of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least five Business Days after the giving of such notice and (y) shall notify the Agent and the Borrower at least five Business Days prior to each date on which interest is payable of the amount then due it under this Section.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

Section 3.01. Conditions Precedent to Effectiveness. The effectiveness of this Agreement and the Commitment of each Lender hereunder is subject solely to (x) the Borrower notifying the Agent in writing as to the proposed Effective Date and (y) the Agent’s receipt of executed counterparts of this Agreement (including exhibits and schedules (which schedules shall reflect the business of the Loan Parties as of the Effective Date but after giving effect to the transactions contemplated in Section 3.02)), which shall be originals, PDF copies or telecopies (followed promptly by originals) unless otherwise specified, properly executed by a duly authorized officer of the Borrower, dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and in form and substance satisfactory to the Agent and each of the Lenders (the date on which the following conditions are met, the “Effective Date”).

Section 3.02. Conditions Precedent to Closing Date. The obligation of the Lenders to make Loans and Advances hereunder on the Closing Date is subject solely to satisfaction (or waiver) of the following conditions precedent, and upon satisfaction (or waiver) of such conditions each Lender shall make all of its required Loans and Advances hereunder on the Closing Date:

(a) The Acquisition shall have been consummated, or shall be consummated substantially concurrently with the funding of the Loans made on the Closing Date, in all material respects in accordance with the terms of the Agreement and Plan of Merger dated as of September 16, 2013 among the Borrower, Bee Acquisition Corporation, a Delaware corporation and wholly owned Subsidiary of the Borrower, and the Acquired Company (including all exhibits, schedules and annexes thereto, the “Acquisition Agreement”) and such other agreements, instruments and documents relating to the Acquisition without giving effect to any amendment, waiver, consent, modification or supplement that is materially adverse to the interests of the Lenders without the prior written consent of the Arrangers, it being understood that any increase in the purchase price shall be deemed to be materially adverse to the interests of the Lenders. The Acquisition Agreement Representations shall be true and correct, and the Specified Representations shall be true and correct in all material respects.

(b) Since December 31, 2012, there has been no change, event, occurrence or development that, individually or in the aggregate with any other changes, events, occurrences or developments, has had or would reasonably be expected to have a Company Material Adverse Effect (as defined in, and interpreted in accordance with the governing law of, the Acquisition Agreement).

(c) The Agent shall have received: (A) within 90 days after the end of each fiscal year of the Borrower and the Acquired Company ending after September 16, 2013, the consolidated balance sheet of each of the Borrower and the Acquired Company as of the end of such fiscal year and related consolidated statements of operations, cash flows and shareholders’ equity, accompanied by a report thereon of the Borrower’s or Acquired Company’s auditors, as applicable (it being acknowledged that the Agent has received such financial statements for the three fiscal years ended prior to September 16, 2013); and (B) within 45 days after the end of each fiscal quarter of the Acquired Company or the Borrower ending after September 16, 2013, an unaudited balance sheet and related statements of operations and cash flows of each of the Borrower and the Acquired Company for such fiscal quarter and for the comparable periods of the prior fiscal year.

(d) The Borrower shall have complied with all of its obligations under, and the terms of, the Fee Letter. All fees due to the Agent, the Arrangers and the Lenders shall have been paid, and all expenses to be paid or reimbursed to the Agent and the Arrangers that have been invoiced a reasonable period of time prior to the Closing Date shall have been paid, in each case, from the proceeds of the initial funding hereunder (provided that the accrued fees and expenses of counsel to the Agent shall be paid directly by the Borrower).

(e) The Borrower shall have provided to the Agent, within four days prior to the Closing Date, the documentation and other information required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the U.S.A. Patriot Act, to the extent requested by the Agent or any Lender at least seven days prior to the Closing Date.

(f) The Borrower shall have notified the Agent in writing as to the proposed Closing Date.

(g) The Agent shall have received on or before the Closing Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for each Lender:

(i) The Notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.16.

(ii) Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement and the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes.

(iii) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder.

(iv) A good standing certificate as of a recent date for each of the Borrower and the Acquired Company with respect to such Person’s jurisdiction of incorporation.

(v) An officer’s certificate from an executive officer of the Borrower regarding satisfaction of the conditions precedent set forth in this Section 3.02.

(vi) Favorable opinions of (A) Mayer Brown LLP, New York counsel for the Borrower, substantially in the form of Exhibit D-1 hereto and (B) Kent Pflederer, General Counsel of the Borrower, substantially in the form of Exhibit D-2 hereto.

(h) The Borrower shall have (x) terminated the commitments of the lenders and repaid or prepaid in full all amounts outstanding under the Existing Credit Agreement (and any letters of credit outstanding thereunder shall have been cash collateralized or continued as Letters of Credit under this Agreement) and (y) delivered to the Agent evidence reasonably satisfactory to the Agent that prior to or concurrently with the Closing Date (A) all loans and other amounts then payable under the Credit Agreement dated as of November 4, 2011 among BZ Intermediate Holdings LLC, Boise Paper Holdings, L.L.C., various lenders and JPMorgan Chase Bank, N.A., as administrative agent, have been or will be paid in full, the commitments under such Credit Agreement have been or will be terminated (and any letters of credit outstanding thereunder shall have been cash collateralized or continued as Letters of Credit under this Agreement) and the administrative agent under such Credit Agreement has released, or agreed to promptly release upon receipt of funds to pay the loans and other amounts then payable thereunder, all Liens granted under or in connection with such Credit Agreement and (B) each of the 9% senior notes due 2017 issued by Boise Paper Holdings, L.L.C. and Boise Finance Company and the 8% senior notes due 2020 issued by Boise Paper Holdings, L.L.C. and Boise Co-Issuer Company have been paid, redeemed or discharged in full. By execution of this Agreement, each Lender that is a lender under the Existing Credit Agreement waives the requirements set forth in Section 2.05 and 2.10 of such agreement of prior notice to the termination of its commitments and prepayment of advances thereunder.

(i) Farm Credit Equities. The Borrower shall have purchased the Farm Credit Equities as set forth on Schedule 3.02(j), consistent with Section 5.01(l).

If the Closing Date has not occurred on or before January 31, 2014, no Lender shall have any obligation to make any Loans or Advances under this Agreement and the Commitment of each Lender shall be automatically terminated in full on such day.

Section 3.03. Additional Conditions Precedent to Each Borrowing and Issuance under the Revolving Credit Facility. The obligation of each Lender to make a Loan or Advance on or after the Closing Date under the Revolving Credit Facility (other than an Advance made by an Issuing Bank or any Lender pursuant to Section 2.03(c)) on the occasion of each Borrowing and the obligation of each Issuing Bank on or after the Closing Date to issue (or, in the case of letters of credit listed on Schedule 2.01(b), to have been deemed to have issued) or increase the face amount of a Letter of Credit, shall be subject to the conditions precedent that the Effective Date and the Closing Date shall have occurred and on the date of such Borrowing or issuance (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Notice of Issuance and the acceptance by the Borrower of the proceeds of such Borrowing or issuance shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or such issuance such statements are true):

(i) as of the Closing Date, except as disclosed in the Public Filings, there shall have occurred no event or circumstance that could reasonably be expected to result in a Material Adverse Change since December 31, 2012;

(ii) the representations and warranties contained in Section 4.01 (other than the last sentence of the representation and warranty contained in Section 4.01(e)) are correct on and as of such date, before and after giving effect to such Borrowing or such issuance and to the application of the proceeds therefrom, as though made on and as of such date, and

(iii) no event has occurred and is continuing, or would result from such Borrowing or such issuance or from the application of the proceeds therefrom, that constitutes a Default;

and (b) the Agent shall have received such other approvals, opinions or documents as any Lender through the Agent may reasonably request.

Section 3.04. Determinations Under Sections 3.01 and 3.02. For purposes of determining compliance with the conditions specified in Sections 3.01 and 3.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date or Closing Date, as applicable, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date and Closing Date, as applicable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) Each Loan Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b) The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, are within such Loan Party’s corporate or other organizational powers, have been duly authorized by all necessary corporate or other action, and do not contravene (i) such Loan Party’s charter or by-laws or other organizational documents, (ii) law, (iii) any indenture, deed of trust, credit agreement or loan agreement binding on or affecting the Borrower or (iv) any other material agreement, contract or instrument binding on or affecting such Loan Party.

(c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by any Loan Party of the Loan Documents to which it is or is to be a party. No authorization or approval or other action by, and no notice to or filing with, any third party is required for the due execution, delivery and performance by any Loan Party of the Loan Documents to which it is or is to be a party, except to the extent that failure to so obtain or so file could not reasonably be expected to have a Material Adverse Effect.

(d) This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party that is a party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, legal, valid and binding obligation of each Loan Party that is a party thereto enforceable against such Loan Party in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization or moratorium or similar laws affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(e) Each of (i) the Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2012, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Ernst & Young LLP, independent public accountants and (ii) the Consolidated balance sheet of the Borrower and its Subsidiaries as at June 30, 2013, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal quarter then ended, in each case copies of which have been furnished to each Lender, fairly present in accordance with GAAP the Consolidated financial condition of the Borrower and its Subsidiaries as at such date and the Consolidated results of the operations of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied (subject, in the case of such quarterly financial statements, to year-end adjustments and the absence of footnotes). Except as disclosed in the Public Filings, since December 31, 2012, no event or circumstance has occurred and is continuing that could reasonably be expected to result in a Material Adverse Change.

(f) Except as disclosed in the Public Filings, there is no pending or, to the knowledge of the Borrower, threatened action, suit, investigation, litigation or proceeding, including any Environmental Action, affecting the Borrower or any Subsidiary before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) could be reasonably likely to adversely affect the legality, validity or enforceability of this Agreement or any other Loan Documents or the consummation of the transactions contemplated hereby or thereby.

(g) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, within the meaning of Regulation U issued by the Board, and no proceeds of any Loan will be used to purchase or carry any margin stock in violation of such Regulation U or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(h) The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940.

(i) Each Loan Party is, individually and together with its Subsidiaries, Solvent.

(j) Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished in writing by or on behalf of the Borrower to the Agent or any Lender in connection with the negotiation of this Agreement or the other Loan Documents or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made and taken as a whole, not materially misleading; provided that, with respect to projected financial information and forward-looking statements, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made and provided, further, that the Borrower makes no representation or warranty with respect to general industry information contained in the Information Memorandum derived from consultants or public or third party sources except that the Borrower believed, to the best of its knowledge and on the date of the Information Memorandum, such information to be reliable.

(k) Each of the Borrower and its Subsidiaries have good title in fee simple to, or valid leasehold interests in, all real property material to their respective businesses, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and none of the property of the Borrower and its Subsidiaries is subject to any Lien, except for Liens permitted by Section 5.02(a).

(l) The properties of the Borrower and its Subsidiaries are insured with responsible and reputable insurance companies or associations not Affiliates of such Persons (other than any self-insurance maintained in the ordinary course of business).

(m) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

(n) Schedule 4(n) sets forth the name of, the ownership interest of the Borrower in, the jurisdiction of incorporation or organization of, and the type of, each Subsidiary, in each case as of the Closing Date.

(o) The Borrower and each Subsidiary has filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes shown thereon to be due (including interest and penalties) and has paid all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except (a) for such taxes which are not yet delinquent or that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP or (b) where such nonfiling or nonpayment would not have a Material Adverse Effect.

(p) The Borrower and each Subsidiary is in compliance with all applicable laws, rules, regulations and orders and all judgments, decrees and orders of any Governmental Authority, except where (a) the necessity of compliance therewith is being contested in good faith by appropriate proceedings or (b) non-compliance, either singly or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(q) Neither the Borrower nor any Subsidiary is in default under or with respect to any of their contractual obligations in any respect which would be reasonably expected to have a Material Adverse Effect. No Default has occurred and is continuing.

(r) None of the Borrower, any of its Subsidiaries or, to the knowledge of any Senior Officer (as defined below), any director, officer, employee, agent, affiliate or representative of any of the foregoing acting or benefiting in any capacity in connection with the Loan Documents is currently the subject of any Sanctions; and neither the Borrower nor any Subsidiary is located, organized or resident in a Designated Jurisdiction in violation of any Sanctions. For purposes of this clause (r), “Senior Officer” means the Chief Executive Officer, the Chief Financial Officer, the Treasurer or the General Counsel of the Borrower.

(s) The Borrower and its Subsidiaries have implemented and maintain in effect policies and procedures designed to promote and achieve compliance with the FCPA and any other applicable anti-corruption laws and to avoid the violation of any applicable Sanctions.

ARTICLE V

COVENANTS OF THE BORROWER

Section 5.01. Affirmative Covenants. So long as any Loan shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

(a) Compliance with Laws, Etc. Comply, and cause each Subsidiary to comply with all applicable laws, rules, regulations and orders, such compliance to include compliance with ERISA and Environmental Laws, except to the extent that failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each Subsidiary to pay and discharge, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all material lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any Subsidiary shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and enforcement actions are begun.

(c) Maintenance of Insurance. Maintain, and cause each Subsidiary to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

(d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each Subsidiary to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Borrower and its Subsidiaries may consummate any transaction permitted under Section 5.02(b) and provided further that neither the Borrower nor any Subsidiary shall be required to preserve any right or franchise or, in the case of any Subsidiary, its corporate existence, if the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or the Borrower and its Subsidiaries taken as a whole, and that the loss thereof is not disadvantageous in any material respect to the Borrower, the Borrower and its Subsidiaries taken as a whole or the Lenders.

(e) Visitation Rights. At any reasonable time and from time to time upon reasonable prior notice, permit the Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and any Subsidiary with any of their officers or directors and with their independent certified public accountants, provided that, so long as no Default shall have occurred and be continuing, the Borrower shall have the right to participate in any discussions of the Agent or any Lender with any independent accountants of the Borrower or any Subsidiary.

(f) Keeping of Books. Keep, and cause each Subsidiary to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and such Subsidiary in a manner sufficient to permit the preparation of financial statements in accordance with generally accepted accounting principles in effect from time to time.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each Subsidiary to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear and loss or damage by casualty or condemnation excepted.

(h) Transactions with Affiliates. Conduct, and cause each Subsidiary to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate, other than (i) transactions by and among the Borrower and its wholly-owned Subsidiaries and (ii) compensation of, or fees payable to, officers and directors of the Borrower and its Subsidiaries.

(i) Reporting Requirements. Furnish to the Agent:

(i) as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Borrower, the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end adjustments and the absence of footnotes) by the chief financial officer, chief executive officer or treasurer of the Borrower as having been prepared in accordance with generally accepted accounting principles and certificates of the chief financial officer, chief executive officer or treasurer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

(ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, containing the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion reasonably acceptable to the Required Lenders by Ernst & Young LLP or other independent public accountants reasonably acceptable to the Required Lenders and certificates of the chief financial officer, chief executive officer or treasurer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

(iii) as soon as possible and in any event within five Business Days after the chief financial officer, the chief executive officer, the treasurer, the controller or the general counsel of the Borrower obtains actual knowledge of the occurrence of any Default continuing on the date of such statement, a statement of the chief financial officer, chief executive officer or treasurer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(iv) promptly after the sending or filing thereof, copies of all reports that the Borrower sends to its securityholders generally, and copies of all reports and registration statements that the Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

(v) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any Subsidiary of the type described in Section 4.01(f); and

(vi) such other information respecting the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

(j) New Material Subsidiaries. Promptly and in any event within (x) with respect to the Acquired Company, five days of the Acquisition and (y) otherwise, 30 days following the request of the Agent or the Required Lenders made after either (i) the organization or acquisition of any new Material Subsidiary or (ii) the delivery of audited annual financial statements pursuant to Section 5.01(i) that indicate that a Subsidiary that is not at such time a Subsidiary Guarantor is a Material Subsidiary, cause such Material Subsidiary to execute and deliver a Subsidiary Guaranty in substantially the form of Exhibit E hereto, together with such documents as the Agent or the Required Lenders may reasonably request evidencing corporate action taken to authorize such execution and delivery and the incumbency and signatures of officers of such Material Subsidiary, provided that a Material Subsidiary shall not be required to become a Subsidiary Guarantor if (A) a guaranty by such Material Subsidiary would result in materially adverse tax consequences to the Borrower and its Subsidiaries or shareholders of the Borrower or (B) a guaranty by such Material Subsidiary is prohibited or limited by regulatory requirements or applicable law.

(k) The proceeds of the Loans shall be used in accordance with Section 2.17, and in no event shall the proceeds of the Revolving Credit Facility be used to finance the Acquisition.

(l) (i) So long as a Farm Credit Lender is a Lender or Voting Participant hereunder, the Borrower will acquire equity in such Farm Credit Lender in such amounts and at such times as such Farm Credit Lender may require in accordance with such Farm Credit Lender’s bylaws and capital plan or similar documents (as each may be amended from time to time), except that the maximum amount of equity that the Borrower may be required to purchase in such Farm Credit Lender in connection with the portion of the Loans made by such Farm Credit Lender may not exceed the maximum amount permitted by the applicable bylaws, capital plan and related documents (x) at the time this Agreement is entered into or (y) in the case of a Farm Credit Lender that becomes a Lender or Voting Participant as a result of an assignment or sale of participation, at the time of the closing of the related assignment or sale of participation. The Borrower acknowledges receipt of documents from each Farm Credit Lender that describe the nature of the Borrower’s stock and other equities in such Farm Credit Lender acquired in connection with its patronage loan from such Farm Credit Lender (the “Farm Credit Equities”) as well as applicable capitalization requirements, and agrees to be bound by the terms thereof.

(ii) Each party hereto acknowledges that each Farm Credit Lender’s bylaws, capital plan and similar documents (as each may be amended from time to time) shall govern (x) the rights and obligations of the parties with respect to the Farm Credit Equities and any patronage refunds or other distributions made on account thereof or on account of the Borrower’s patronage with such Farm Credit Lender, (y) the Borrower’s eligibility for patronage distributions from such Farm Credit Lender (in the form of Farm Credit Equities and cash) and (z) patronage distributions, if any, in the event of a sale of a participation interest. Each Farm Credit Lender reserves the right to assign or sell participations in all or any part of its Commitments or outstanding Loans hereunder on a non-patronage basis (and/or to a Lender that pays no patronage or pays patronage that is lower than the patronage paid by the transferring Farm Credit Lender) in accordance with Section 8.07; provided, that if Borrower’s consent to such assignment or sale of a participation by such Farm Credit Lender is required pursuant to Section 8.07(a) or Section 8.07(e), as applicable, the parties hereto agree that, solely with respect to Borrower’s ability to reasonably withhold consent to such transfer because of an expected reduction in patronage distributions to the Borrower (it being understood and agreed that the Borrower may have another basis for reasonably withholding consent to such transfer), (A) if the transferring Farm Credit Lender has not delivered a Farm Credit Lender Transfer Certificate (as defined below) to the Borrower, then the Borrower may withhold its consent to such assignment or sale in its sole discretion (and in such case, the Borrower shall be deemed to have acted reasonably), and (B) if the transferring Farm Credit Lender has delivered a Farm Credit Lender Transfer Certificate to the Borrower, then the Borrower may not withhold its consent to such assignment or sale (and any such withholding of consent shall be deemed unreasonable). For purposes hereof, “Farm Credit Lender Transfer Certificate” means a certificate executed by an officer of the transferring Farm Credit Lender and certifying to the Borrower that such transferring Farm Credit Lender has used commercially reasonable efforts to consummate the relevant assignment or sale or a participation with another entity that would be expected to make patronage distributions to the Borrower on a going forward basis that are consistent with (or better than) those that the Borrower could reasonably have expected to have received from such transferring Farm Credit Lender.

(iii) Each party hereto acknowledges that each Farm Credit Lender has a statutory first lien pursuant to the Farm Credit Act of 1971 on all Farm Credit Equities of such Farm Credit Lender that the Borrower may now own or hereafter acquire, which statutory lien shall be for such Farm Credit Lender’s sole and exclusive benefit. The Farm Credit Equities of a particular

Farm Credit Lender shall not constitute security for the obligations due to any other Lender. To the extent that any of the Loan Documents create a Lien on the Farm Credit Equities of a Farm Credit Lender or on patronage accrued by such Farm Credit Lender for the account of the Borrower (including, in each case, proceeds thereof), such Lien shall be for such Farm Credit Lender’s sole and exclusive benefit and shall not be subject to pro rata sharing hereunder. Neither the Farm Credit Equities nor any accrued patronage shall be offset against the obligations hereunder except that, in the event of an Event of Default, a Farm Credit Lender may elect, solely at its discretion, to apply the cash portion of any patronage distribution or retirement of equity to amounts due under this Agreement. The Borrower acknowledges that any corresponding tax liability associated with such application is the sole responsibility of the Borrower. No Farm Credit Lender shall have an obligation to retire the Farm Credit Equities of such Farm Credit Lender upon any Default, either for application to the Obligations or otherwise.

Section 5.02. Negative Covenants. So long as any Loan shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not:

(a) Liens, Etc. Create or suffer to exist, or permit any Subsidiary to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any Subsidiary to assign, any right to receive income, other than:

(i) Permitted Liens,

(ii) capital leases and purchase money Liens upon or in any real or personal property acquired or held by the Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure Debt incurred solely for the purpose of financing the acquisition of such property, or Liens existing on such property at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the property being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced, provided further that the aggregate principal amount of the indebtedness secured by the Liens referred to in this clause (ii) shall not exceed $150,000,000 at any time outstanding,

(iii) the Liens existing on the Closing Date and described on Schedule 5.02(a) hereto,

(iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary or becomes a Subsidiary; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary,

(v) assignments of the right to receive income or Liens in connection with any Permitted Receivables Financing, to the extent permitted under Section 5.02(d)(iv),

(vi) licenses, leases or subleases granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the Borrower and its Subsidiaries taken as a whole,

(vii) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into by the Borrower or any Subsidiary (other than a Receivables Subsidiary) in the ordinary course of business,

(viii) Liens arising out of judgments or awards in circumstances not constituting an Event of Default under Section 6.01 in respect of which the Borrower or any Subsidiary shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings, provided that the aggregate amount of all such judgments or awards does not exceed $25,000,000 at any time outstanding,

(ix) statutory, contractual and common law landlords’ liens under leases or subleases permitted by this Agreement,

(x) Liens (other than any Lien imposed by ERISA) (x) to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (y) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers, provided that the aggregate amount of deposits at any time pursuant to sub-clauses (x) and (y) shall not exceed $50,000,000 in the aggregate,

(xi) any interest or title of a lessor, sublessor, licensee or licensor under any lease or license agreement permitted by this Agreement,

(xii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any Subsidiary in the ordinary course of business (excluding any general inventory financing),

(xiii) Liens securing Debt and other obligations (whether incurred by the Borrower or any of its Subsidiaries) not permitted by the other provisions of this Section 5.02(a) in an aggregate principal amount not to exceed $100,000,000 at any time outstanding,

(xiv) customary rights and restrictions contained in agreements relating to the sale or transfer of assets permitted hereunder by the Borrower or any of its Subsidiaries pending the completion thereof,

(xv) Liens on cash earnest money deposits, escrow arrangements or similar arrangements made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement for an acquisition or other transaction permitted hereunder,

(xvi) banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts and securities accounts maintained with financial institutions in the ordinary course of business, including Liens relating to intercompany cash pooling and/or sweeping arrangements or similar cash management products,

(xvii) Liens on assets of Subsidiaries organized under the laws of a jurisdiction other than the United States or any state territory or district thereof securing Debt permitted by Section 5.02(d)(vii),

(xviii) Lien on insurance policies obtained in the ordinary course of business and the proceeds thereof securing the financing of the premiums with respect thereto,

(xix) Liens on assets of Louisiana Timber Procurement securing Indebtedness or other obligations of Louisiana Timber Procurement, provided that such Liens shall not apply to any assets of the Borrower or any other Subsidiary),

(xx) statutory Liens on the Farm Credit Equities of any Farm Credit Lender that the Borrower has acquired pursuant to Section 5.01(l), and

(xxi) the replacement, extension or renewal of any Lien permitted by clause (iii) or (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby.

(b) Mergers, Etc. Except in connection with the Acquisition, merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any Subsidiary to do so, except that (i) any Subsidiary may merge or consolidate with or into, or dispose of assets to, any other Subsidiary, (ii) any Subsidiary may merge into or dispose of assets to the Borrower, (iii) the Borrower may merge with any other Person so long as the Borrower is the surviving Person and (iv) any Subsidiary or Subsidiaries of the Borrower may merge or consolidate with or into, or dispose of assets to, any other Person so long as the assets of such Subsidiaries, in aggregate, do not constitute all or substantially all of the assets of the Borrower or of the Borrower and its Subsidiaries taken as a whole, provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(c) Use of Proceeds. Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock, within the meaning of Regulation U of the FRB, in violation of such Regulation U or to extend credit to others for the purpose of purchasing or carrying margin stock.

(d) Subsidiary Debt. Permit any Subsidiary to create or suffer to exist any Debt other than:

(i) Debt owed to the Borrower or to a wholly owned Subsidiary,

(ii) Debt existing on the Closing Date and described on Schedule 5.02(d) hereto (the “Existing Debt”), and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, the Existing Debt, provided that the principal amount of such Existing Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing,

(iii) Debt secured by Liens permitted by Section 5.02(a)(ii) or (xiii),

(iv) Debt arising under Permitted Receivables Financings in an aggregate Invested Amount not to exceed $350,000,000 at any time outstanding,

(v) unsecured Debt in an aggregate amount not to exceed (for all Subsidiaries) $70,000,000 at any one time outstanding,

(vi) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business,

(vii) Debt of Subsidiaries organized under the laws of a jurisdiction other than the United States or any state, territory or district thereof not to exceed $30,000,000 at any one time outstanding;

(viii) Debt of Louisiana Timber Procurement, provided that neither the Borrower nor any other Subsidiary has any liability (contingent or otherwise) with respect to such Debt; and

(ix) Debt under the Subsidiary Guaranty.

(e) Change in Nature of Business. Make, or permit any Subsidiary to make, any material change in the nature of the business of the Borrower and its Subsidiaries, taken as a whole, as carried on at the date hereof (but after giving effect to the Acquisition).

(f) Payment Restrictions Affecting Subsidiaries. Directly or indirectly enter into or suffer to exist, or permit any Subsidiary to enter into or suffer to exist, any agreement or arrangement limiting the ability of any Subsidiary to declare or pay dividends or other distributions in respect of its equity interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Borrower or any other Subsidiary (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) any agreement in effect at the time such Subsidiary becomes a Subsidiary, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary, (ii) any customary agreement restricting subletting or assignment of any lease governing a leasehold interest, (iii) customary provisions restricting assignment of any licensing agreement entered into in the ordinary course of business, (iv) customary provisions restricting the transfer of assets subject to Liens permitted pursuant to Section 5.02(a), (v) under any document evidencing a Permitted Receivables Financing, (vi) restrictions imposed pursuant to any agreement governing or evidencing Debt described in Section 5.02(b)(vii), (vii) in the case of any Subsidiary that is not a wholly-owned Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreement, provided that such restrictions and conditions apply only to such Subsidiary, and (viii) any encumbrance or restriction existing under or by reason of applicable law.

(g) The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly use the proceeds of any Loans (i) for any purpose that causes the Borrower or any Subsidiary to be in breach of the FCPA or (ii) to fund, finance or facilitate any activity, business or transaction in violation of any Sanctions.

Section 5.03. Financial Covenants. So long as any Loan shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

(a) Leverage Ratio. Maintain, as of the last day of each fiscal quarter, a ratio of (i) the sum of (A) Consolidated Funded Debt minus (B) unrestricted cash on hand of the Borrower and its Subsidiaries that are organized under the laws of any political subdivision of the United States (other than the Receivables Subsidiaries) in excess of $50,000,000 in the aggregate to (ii) Consolidated EBITDA for the four quarter period then ended of not greater than (i) with respect to any fiscal quarter ending prior to June 30, 2014, 4.0 to 1.0, (ii) with respect the fiscal quarters ending June 30, 2014 and September 30, 2014, 3.75 to 1.0 and (iii) with respect to the fiscal quarter ending December 31, 2014 and each fiscal quarter thereafter, 3.50 to 1.0.

(b) Interest Coverage Ratio. Maintain a ratio of Consolidated EBITDA as at the end of each quarter for the four quarter period then ended of the Borrower and its Subsidiaries to the sum of interest payable on, and amortization of debt discount in respect of, all Debt during such period (excluding, to the extent constituting interest, all amounts described in clause (vi) of the definition of EBITDA), in each case, by the Borrower and its Subsidiaries of not less than (i) with respect to any fiscal quarter ending prior to June 30, 2014, 4.0 to 1.0, (ii) with respect the fiscal quarters ending June 30, 2014 and September 30, 2014, 3.75 to 1.0 and (iii) with respect to the fiscal quarter ending December 31, 2014 and each fiscal quarter thereafter, 3.50 to 1.0.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) The Borrower shall fail to pay any principal of any Loan when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Loan or make any other payment of fees or other amounts payable under this Agreement or any Note within three Business Days after the same becomes due and payable; or

(b) Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d) (as it relates to the corporate existence of the Borrower), (e), (h) or (i)(iii), 5.02(a), (c), (d), (e) or (f) or 5.03, or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in Section 5.01(i) if such failure shall remain unremedied for 10 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or (iii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or

(d) The Borrower or any Subsidiary shall fail to pay any principal of or premium or interest on (or, with respect to a Hedge Agreement, any corresponding payment amount under) any Debt that is outstanding, in a principal amount (or, in the case of a Hedge Agreement, with a termination value) of at least $40,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e) Any of (x) the Borrower, (y) any Material Subsidiary or (z) any combination of Subsidiaries of the Borrower that, in aggregate own assets with a value of 15% or more of the total value of the assets of the Borrower and its Subsidiaries taken as a whole, shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any Subsidiary seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) Judgments or orders for the payment of money in excess of $40,000,000 in the aggregate shall be rendered against the Borrower or any Subsidiary and either (i) unstayed enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

(g) Any ERISA Event shall occur, the Borrower or any of its ERISA Affiliates shall withdraw (partially or completely) from a Multiemployer Plan or any Multiemployer Plan shall terminate or be reorganized and, in any such case, such event has resulted in, or could reasonably be expected to result in, a Material Adverse Change; or

(h) Any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason cease to be valid and binding on or enforceable against any Loan Party that is a party thereto, or any such Loan Party shall so state in writing; or

(i) a Change in Control;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Revolving Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances (other than Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Loans, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Loans and Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Loans (other than Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (B) the Loans, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

Section 6.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Required Revolving Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, (a) pay to the Agent on behalf of the Lenders in same day funds at the Agent’s office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Required Lenders; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, the Borrower will pay to the Agent on behalf of the Lenders in same day funds for deposit in the L/C Cash Collateral Account an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. If at any time the Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law. After all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Borrower hereunder and under the Notes shall have been paid in full, the balance, if any, in such L/C Cash Collateral Account shall be returned to the Borrower.

ARTICLE VII

THE AGENT

Section 7.01. Authorization and Action. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

Section 7.02. Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct.

Without limitation of the generality of the foregoing, the Agent: (i) may treat the Lender that made any Loan or Advance as the holder of the Debt resulting therefrom until the Agent receives and accepts an Assumption Agreement entered into by an Assuming Lender as provided in Section 2.18, as the case may be, or an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement or any other Loan Document on the part of any Loan Party or the existence at any time of any Default or to inspect the property (including the books and records) of any Loan Party; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier or telex) believed by it to be genuine and signed or sent by the proper party or parties.

Section 7.03. Bank of America and Affiliates. With respect to its Commitment, the Loans and Advances made by it and the Note issued to it, Bank of America shall have the same rights and powers under this Agreement any each other Loan Document as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Bank of America in its individual capacity. Bank of America and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any Subsidiary and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if Bank of America were not the Agent and without any duty to account therefor to the Lenders. The Agent shall have no duty to disclose any information obtained or received by it or any of its Affiliates relating to the Borrower or any Subsidiary to the extent such information was obtained or received in any capacity other than as Agent.

Section 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement or any other Loan Document.

Section 7.05. Indemnification.

(a) Each Lender severally agrees to indemnify the Agent (to the extent not reimbursed by the Borrower) from and against such Lender’s Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by the Agent under or any other Loan Document (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its Ratable Share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Loan Documents, to the extent that the Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

(b) Each Lender severally agrees to indemnify the Issuing Banks (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any such Issuing Bank in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by such Issuing Bank hereunder or in connection herewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse any such Issuing Bank promptly upon demand for its Ratable Share of any costs and expenses (including reasonable fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.

(c) The failure of any Lender to reimburse the Agent or any Issuing Bank promptly upon demand for its Ratable Share of any amount required to be paid by the Lenders to the Agent or such Issuing Bank as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent or such Issuing Bank for its Ratable Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent or an Issuing Bank for such other Lender’s Ratable Share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

Section 7.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent with, so long as no Event of Default has occurred and is continuing, the consent of the Borrower, which consent shall not be unreasonably withheld or delayed. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

Section 7.07. Other Agents. Each Lender hereby acknowledges that neither the syndication agent, co-documentation agents, joint lead arrangers and book managers nor any other Lender designated as any “Agent” or similar role or title on the signature pages hereof has any liability hereunder other than in its capacity as a Lender.

ARTICLE VIII

MISCELLANEOUS

Section 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders (or, if appropriate, all of the Lenders of the applicable Class), do any of the following: (i) waive any of the conditions specified in Section 3.01 or Section 3.02, (ii) change the number of Lenders of an applicable Class or the percentage of (x) the Commitments with respect to such Class of Loans, (y) the aggregate unpaid principal amount of the Loans in such Class or (z) the aggregate Available Amount of outstanding Letters of Credit that, in each case, shall be required for the Lenders or any Class of them to take any action hereunder or (iii) amend this Section 8.01; (b) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender that is directly affected by such amendment, waiver or consent, (i) increase the Commitments of such Lender (other than as provided in Section 2.18), (ii) reduce the principal of, or interest on, the Notes held by such Lender or any fees or other amounts payable hereunder to such Lender, or (iii) postpone any date fixed for any payment of principal of, or interest on, the Notes held by such Lender or any fees or other amounts payable hereunder to such Lender; (c) no amendment, waiver or consent shall, unless in writing, impose any greater restriction on the ability of any Lender under a given facility to assign any of its rights or obligations hereunder without the written consent of (i) if such facility is any Class of Term Loans, the Required Term Loan Lenders with respect to such Class of Term Loans, or (ii) if such facility is the Revolving Facility, the Required Revolving Lenders; (d) prior to the termination of the Revolving Credit Commitments, unless also signed by the Required Revolving Lenders, (i) waive any Default for purposes of Section 3.03, (ii) amend, change, waive, discharge or terminate Section 3.03 in a manner adverse to such Lenders or (iii) amend, change, waive, discharge or terminate this Section 8.01(d); and (e) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders under one or more Classes but not under any other Class may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class or Classes of Lenders that would be required to consent thereto under this Section 8.01 if such tranche or tranches of Lenders were the only Class or Classes of Lenders hereunder at the time; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any other Loan Document and no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the Lenders required above to take such action, adversely affect the rights or obligations of the Issuing Banks in their capacities as such under this Agreement. Notwithstanding the foregoing, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (i) the Defaulting Lender’s Commitment may not be increased or extended without its consent, (ii) the principal amount of, or interest or fees payable on, Loans or reimbursement obligations with respect to drawn Letters of Credit may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent and (iii) any waiver, amendment or other modification requiring the consent of all Lenders or each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 8.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed, telecopied or delivered,

if to the Borrower, at its address at:

1955 West Field Court

Lake Forest, Illinois 60045

Attention: Chief Financial Officer

if to any Initial Lender,

at its Domestic Lending Office specified in its Administrative Questionnaire;

if to any other Lender,

at its Domestic Lending Office specified in its Administrative Questionnaire or the Assignment and Acceptance pursuant to which it became a Lender;

and if to the Agent, at its address at:

135 South LaSalle Street, Suite 954

Chicago, IL 60603

Mail Code: IL4-135-09-61

Attention: Cara Guinta

or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent.

All such notices and communications shall, when mailed, telecopied or delivered, be effective when deposited in the mails, telecopied or delivered, respectively, except that notices and communications to the Agent pursuant to Article II, Article III or Article VII shall not be effective until received by the Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or any other Loan Document or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Agent and the applicable Lender. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

Section 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 8.04. Costs and Expenses.

(a) The Borrower agrees to pay on demand all reasonable and documented costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the other Loan Documents and the other documents to be delivered hereunder, including (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable and documented fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement and the other Loan Documents. The Borrower further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including reasonable and documented counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the other Loan Documents and the other documents to be delivered hereunder, including reasonable and documented fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 8.04(a).

(b) The Borrower agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, obligations, penalties, actions, judgments, suits, costs, disbursements and expenses (including reasonable and documented fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) this Agreement, the other Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any Subsidiary or any Environmental Action relating in any way to the Borrower or any Subsidiary, except to the extent such claim, damage, loss, liability or expense resulted from such Indemnified Party’s gross negligence or willful misconduct as determined in a final, non-appealable judgment of a court of competent jurisdiction. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to this Agreement, the other Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans.

(c) If any payment of principal of, or Conversion of, any Eurodollar Rate Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Loan, as a result of a payment or Conversion pursuant to Section 2.08(d) or (e), 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Loan upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by the Borrower pursuant to Section 8.07(a), the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Loan. A certificate of the affected Lender under this Section 8.04(c), setting forth its calculation of loss in reasonable detail, shall be conclusive and binding in the absence of manifest error.

(d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.11 and 2.14 and this Section 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

Section 8.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement, any Note held by such Lender and the other Loan Documents, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the applicable Loan Party after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender and its Affiliates may have.

Section 8.06. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.02) when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all of the Lenders.

Section 8.07. Assignments and Participations.

(a) Each Lender (x) may with the consent of (1) the Agent (in the case of an assignment of a Revolving Credit Commitment to a Person other than a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund with respect to a Revolving Lender or in the case of an assignment of a Term Loan or a Term Loan Commitment to a Person other than a Lender, an Affiliate of a Lender or an Approved Fund), (2) each Issuing Bank (in the case of an assignment of Revolving Credit Commitment) and, (3) so long as no Event of Default has occurred and is continuing, and other than with respect to (A) an assignment of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or (B) an assignment of a Revolving Credit Commitment to an existing Revolving Lender or a Term Loan Commitment to an existing Revolving Lender or Term Lender, the Borrower (which consents shall not be unreasonably withheld or delayed and provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten Business Days after having received notice thereof), and (y) will, if demanded by the Borrower (following a demand by such Lender pursuant to Section 2.11, 2.14 or 2.20 or if such Lender is affected by an event described in Section 2.12 or is a Defaulting Lender) upon at least five Business Days’ notice to such Lender and the Agent, assign to one or more Persons all or a portion of its rights and obligations under this Agreement

(including all or a portion of its Revolving Credit Commitment, the Loans and Advances owing to it, its participations in Letters of Credit and the Note or Notes held by it) in accordance with Section 8.15; provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of its rights and obligations under the relevant facility under this Agreement, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the applicable Commitment (or, if the relevant Commitment has terminated, of the principal amount of the Loans under the applicable facility) of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than (x) in the case of an assignment of Revolving Credit Commitment (or, if the Revolving Credit Commitments have terminated, Loans under the Revolving Credit Facility), $5,000,000 (and shall be an integral multiple of $1,000,000), and (y) in the case of an assignment of an A-1 Term Loan Commitment (or, if applicable, an A-1 Term Loan) or an A-2 Term Loan Commitment (or, if applicable, an A-2 Term Loan), $1,000,000, in each case unless the Agent and, if no Default has occurred and is continuing, the Borrower otherwise agree, (iii) each such assignment shall be to an Eligible Assignee and shall comply with Section 8.07(h), (iv) each such assignment made as a result of a demand by the Borrower pursuant to this Section 8.07(a) shall be arranged by the Borrower after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 8.07(a) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Loans owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,500 payable by the parties to each such assignment, provided, however, that in the case of each assignment made as a result of a demand by the Borrower, such recordation fee shall be payable by the Borrower except that no such recordation fee shall be payable in the case of an assignment made at the request of the Borrower to an Eligible Assignee that is an existing Lender, (vii) no consent of the Borrower, the Agent or any Issuing Bank shall be required in the case of an assignment to any Affiliate of the assigning Lender or in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender and (viii) the Agent shall not have any responsibility or liability for monitoring or enforcing any of the provisions set forth herein with respect to Competitors. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.11, 2.14 and 8.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under any Loan Document as are delegated to the Agent by the terms hereof or thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(d) The Agent shall maintain at its address referred to in Section 8.02 a copy of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans and Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be prima facie evidence of the correctness thereof and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Subject to Section 8.07(h), each Lender may sell participations to one or more banks or other entities (other than any Loan Party or any of its Affiliates) (each, a “Participant”) in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, its participation in Letters of Credit, the Loans owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) each Loan Party, the Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no Participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, in each case subject to clause (i) below.

For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 7.05 without regard to the existence of any participation.

Except as set forth above in this Section 8.07(e) and as set forth in Section 8.07(i), any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.14 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 2.14 (e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Sections 2.11, 2.14 or 2.20 with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Loan Parties furnished to such Lender by or on behalf of the Loan Parties; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Borrower Information relating to the Loan Parties received by it from such Lender.

(g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including the Loans owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board.

(h) Notwithstanding the foregoing provisions of this Section 8.07 or any other provision of this Agreement, (i) no Lender shall assign or sell a participation in any of its rights or obligations hereunder unless the proposed assignee or participant represents and warrants in the applicable Assignment and Acceptance or participation agreement that such Person is not a Competitor; and (ii) if any representation and warranty described in the foregoing clause (i) shall prove to have been incorrect in any material respect when made, then the applicable assignee or participant (A) shall have no right to receive any information under this Agreement, except for information with respect to administrative matters (such as principal balances, borrowing requests, interest payments and loan repayments) and matters on which such assignee or Participant is entitled to vote pursuant to clause (C) below; (B) shall have no rights under Section 5.01(e); and (C) in the case of an assignee, shall have no voting rights hereunder other than with respect to matters on which a Defaulting Lender would be entitled to vote as set forth in the last sentence of Section 8.01.

(i) Notwithstanding anything in this Section 8.07 to the contrary, any Farm Credit Lender that (i) has purchased a participation from any Lender that is a Farm Credit Lender in the minimum amount of $5,000,000 on or after the Closing Date, (ii) is, by written notice to the Borrower and the Agent (a “Voting Participant Notification”), designated by the selling Lender as being entitled to be accorded the rights of a voting participant hereunder (any Farm Credit Lender so designated being called a “Voting Participant”) and (iii) receives the prior written consent of the Borrower and the Agent to become a Voting Participant (to the extent such consent would be required pursuant to Section 8.07(a) if such transfer were an assignment rather than a sale of a participation), shall be entitled to vote (and the voting rights of the selling Lender shall be correspondingly reduced), on a dollar for dollar basis, as if such Voting Participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action, in each case, in lieu of the vote of the selling Lender; provided, however, that if such Voting Participant has at any time failed to fund any portion of its participation when required to do so and written notice of such failure has been delivered by the selling Lender to the Agent, then until such time as all amounts of its participation required to have been funded have been funded and notice of such funding has been delivered by the selling Lender to the Agent, such Voting Participant shall not be entitled to exercise its voting rights pursuant to the terms of this clause (g), and the voting rights of the selling Lender shall not be correspondingly reduced by the amount of such Voting Participant’s participation. Notwithstanding the foregoing, each Farm Credit Lender designated as a Voting Participant on Schedule 8.07(i) shall be a Voting Participant to the extent of the amount of its participation set forth on Schedule 8.07(i) without delivery of a Voting Participant Notification and without the prior written consent of the Borrower and the Agent. To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, (A) state the full name of such Voting Participant, as well as all contact information required of an assignee as set forth in the Administrative Questionnaire, (B) state the dollar amount of the participation purchased and (C) include such other information as may be required by the Agent. The selling Lender and the Voting Participant shall notify the Agent and the Borrower in writing within three Business Days of any termination of, or reduction or increase in the amount of, such participation and shall promptly upon request of the Agent update or confirm there has been no change in the information set forth in Schedule 8.07(i) or delivered in connection with any Voting Participant Notification. The Borrower and the Agent shall be entitled to conclusively rely on information provided by a Lender identifying itself or its participant as a Farm Credit Lender without verification thereof and may also conclusively rely on the information set forth in Schedule 8.07(i) delivered in connection with any Voting Participant Notification or otherwise furnished pursuant to this clause (i) and, unless and until notified thereof in writing by the selling Lender, may assume that there have been no changes in the identity of Voting Participants, the dollar amount of participations, the contact information of the participants or any other information furnished to the Borrower or the Agent pursuant to this clause (i). The voting rights hereunder are solely for the benefit of the Voting Participants and shall not inure to any assignee or participant of a Voting Participant.

Section 8.08. Confidentiality. Neither the Agent nor any Lender may disclose to any Person any confidential, proprietary or non-public information of the Loan Parties furnished to the Agent or the Lenders by any Loan Party (such information being referred to collectively herein as the “Borrower Information”), except that each of the Agent and each of the Lenders may disclose Borrower Information (i) to its and its affiliates’ employees, officers, directors, agents and advisors on a need to know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential on substantially the same terms as provided herein), (ii) to the extent requested by any regulatory authority or any self-regulatory organization purporting to have jurisdiction over such Lender, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement, the other Loan Documents or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 8.08, to any assignee or participant or prospective assignee or participant, (vii) to the extent such Borrower Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 8.08 by the Agent or a Lender, or (B) is or becomes available to the Agent or such Lender on a nonconfidential basis from a source other than the Loan Parties and (viii) with the consent of any Loan Party, provided that, prior to any disclosure pursuant to (ii) or (iii) above, the disclosing party agrees that it will notify the Borrower as soon as practical in the event of any such request for a disclosure, unless such notification shall be prohibited by applicable law or legal process, or, with respect to clause (ii), is in connection with an examination by any governmental agency or regulatory authority, including any self-regulatory organization asserting jurisdiction over such Lender in the normal course.

Section 8.09. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 8.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or in pdf or similar file shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.11. Jurisdiction, Etc.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Borrower hereby agrees and consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Borrower at its address specified pursuant to Section 8.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 8.12. No Liability of the Issuing Banks. Neither the Agent, the Lenders nor any Issuing Bank, nor any of their respective Affiliates or their respective officers, directors, employees, agents and advisors, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in Section 2.06(b)), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the gross negligence or willful misconduct of such Issuing Bank, such Issuing Bank’s payment under a Letter of Credit based upon documents that did not substantially comply with the requirements of such Letter of Credit or such Issuing Bank’s failure to make payment under a Letter of Credit after receipt of documents that strictly complied with the requirements of such Letter of Credit. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

Section 8.13. Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, Subsidiary Guarantor or grantor (the “Loan Parties”), which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

Section 8.14. Waiver of Jury Trial. Each of the Borrower, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the other Loan Documents or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

Section 8.15. Replacement of Lenders. If any Lender demands compensation pursuant to Section 2.11, 2.14 or 2.20 or is affected by an event described in Section 2.12 or is a Non-Consenting Lender (as defined below) or a Defaulting Lender (any of the foregoing, an “Affected Lender”), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Agent the assignment fee specified in Section 8.07(a);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 8.04(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or 2.20 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable laws and regulations; and

(e) in the case of any such assignment resulting from a Lender’s failure to consent to a proposed amendment, waiver, discharge or termination with respect to any Loan Document, (i) the assignee shall have approved such consent, waiver or amendment and (ii) the applicable amendment, modification and/or waiver of this Agreement that the Borrower has requested shall become effective upon giving effect to such assignment (and any related assignments required to be effected in connection therewith in accordance with this Section 8.07).

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

In the event that (i) the Borrower or the Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender, each affected Lender or each affected Lender of a certain Class in accordance with the terms of Section 8.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders (or, in the case of a consent, waiver or amendment involving all affected Lenders of a certain Class, the Required Revolving Lenders or Required Term Loan Lenders of such Class, as applicable) have agreed to such consent, waiver or amendment, then any Lender that does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

In connection with any such replacement of an Affected Lender pursuant to this Section 8.15, if such Affected Lender does not execute and deliver to the Agent a duly executed Assignment and Acceptance reflecting such replacement within two (2) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Acceptance to such Affected Lender, then such Affected Lender shall be deemed to have executed and delivered such Assignment and Acceptance without any action on the part of such Affected Lender.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PACKAGING CORPORATION OF AMERICA
By:	/s/ Richard B. West
Name:	Richard B. West
Title:	Senior VP & CFO
BANK OF AMERICA, N.A., as Agent
By:	/s/ Angela Larkin
Name:	Angela Larkin
Title:	Assistant Vice President

INITIAL LENDERS:

BANK OF AMERICA, N.A.
By:	/s/ Michael Delaney
Name:	Michael Delaney
Title:	Director
DEUTSCHE BANK AG NEW YORK BRANCH
By:	/s/ Yvonne Tilden
Name:	Yvonne Tilden
Title:	Director

By:	/s/ Virginia Cosenza
Name:	Virginia Cosenza
Title:	Vice President

BMO HARRIS BANK, N.A.
By:	/s/ Isabella Battista
Name:	Isabella Battista
Title:	Vice President
PNC BANK NATIONAL ASSOCIATION
By:	/s/ William J. Bowne
Name:	William J. Bowne
Title:	Senior Vice President
SUMITOMO MITSUI BANKING CORPORATION
By:	/s/ James D. Weinstein
Name:	James D. Weinstein
Title:	Managing Director
THE NORTHERN TRUST COMPANY
By:	/s/ Anne Nickel
Name:	Anne Nickel
Title:	Second Vice President
WELLS FARGO BANK, NATIONAL ASSOCIATION
By:	/s/ John Brady
Name:	John Brady
Title:	Managing Director

1st FARM CREDIT SERVICES, PCA
By:	/s/ Corey J. Waldinger
Name:	Corey J. Waldinger
Title:	Vice President, Capital Markets Group
JPMORGAN CHASE BANK, N.A.
By:	/s/ Richard Barritt
Name:	Richard Barritt
Title:	Associate
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
By:	/s/ Thomas J. Sterr
Name:	Thomas J. Sterr
Title:	Authorized Signatory
UNION BANK, N.A.
By:	/s/ Michael Gardner
Name:	Michael Gardner
Title:	Vice President
BRANCH BANKING & TRUST COMPANY
By:	/s/ Kurt W. Anstaett
Name:	Kurt W. Anstaett
Title:	Senior Vice President

CITIBANK, N.A.
By:	/s/ Denis J. Campbell IV
Name:	Denis J. Campbell IV
Title:	Senior Vice President
COMPASS BANK
By:	/s/ Michael Dixon
Name:	Michael Dixon
Title:	Vice President
COÖPERATIVE CENTRALE RAIFFEISEN-
BOERENLEENBANK B.A., “RABOBANK
NEDERLAND” NEW YORK BRANCH
By:	/s/ Marco Solis
Name:	Marco Solis
Title:	Executive Director

By:	/s/ Peter Glawe
Name:	Peter Glawe
Title:	Executive Director
TORONTO DOMINION (NEW YORK) LLC
By:	/s/ Masood Fikree
Name:	Masood Fikree
Title:	Authorized Signatory

BANK OF THE WEST
By:	/s/ John C. Thurston
Name:	John C. Thurston
Title:	Senior Vice President
FIFTH THIRD BANK
By:	/s/ Daniel J. Clarke, Jr.
Name:	Daniel J. Clarke, Jr.
Title:	Managing Director
FIRST BANK OF HIGHLAND PARK
By:	/s/ Martha McGuire
Name:	Martha McGuire
Title:	Senior Vice President
Senior Manager, Loan Capital Markets
KEYBANK NATIONAL ASSOCIATION
By:	/s/ Brian P. Fox
Name:	Brian P. Fox
Title:	Vice President
SYNOVUS BANK
By:	/s/ John R. Frierson
Name:	John R. Frierson
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION
By:	/s/ Navneet Khanna
Name:	Navneet Khanna
Title:	Vice President

INITIAL ISSUING BANKS:

BANK OF AMERICA, N.A.
By:	/s/ Michael Delaney
Name:	Michael Delaney
Title:	Director

SCHEDULE I

LENDERS AND COMMITMENTS

Lender	Revolving Credit Commitment	Ratable Share of aggregate Revolving Credit Commitments	A-1 Term Loan Commitment	Ratable Share of aggregate A-1 Term Loan Commitments	A-2 Term Loan Commitment	Ratable Share of aggregate A-2 Term Loan Commitments
Bank of America, N.A.	$34,000,000.00	9.714285714%	$70,000,000.00	10.769230769%	—	—
Deutsche Bank AG New York Branch	$34,000,000.00	9.714285714%	$70,000,000.00	10.769230769%	—	—
BMO Harris Bank N.A.	$24,000,000.00	6.857142857%	$40,000,000.00	6.153846154%	—	—
PNC Bank, National Association	$24,000,000.00	6.857142857%	$40,000,000.00	6.153846154%	—	—
Sumitomo Mitsui Banking Corporation	$24,000,000.00	6.857142857%	$40,000,000.00	6.153846154%	—	—
The Northern Trust Company	$24,000,000.00	6.857142857%	$40,000,000.00	6.153846154%	—	—
Wells Fargo Bank, N.A.	$24,000,000.00	6.857142857%	$40,000,000.00	6.153846154%	—	—
1st Farm Credit Services, FLCA	$24,000,000.00	6.857142857%	—	—	$650,000,000.00	100.000000000%
JPMorgan Chase Bank, N.A.	$24,000,000.00	6.857142857%	—	—	—	—
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$24,000,000.00	6.857142857%	—	—	—	—
Union Bank, N.A.	—	—	$40,000,000.00	6.153846154%	—	—
Branch Banking & Trust Company	$18,000,000.00	5.142857143%	$30,000,000.00	4.615384615%	—	—
Citibank, N.A.	$18,000,000.00	5.142857143%	$30,000,000.00	4.615384615%	—	—
Compass Bank	$18,000,000.00	5.142857143%	$30,000,000.00	4.615384615%	—	—
Cooperative Centrale Raiffeisen-Boerenleenbank B.A.	$18,000,000.00	5.142857143%	$30,000,000.00	4.615384615%	—	—
Toronto Dominion (New York) LLC	$18,000,000.00	5.142857143%	$30,000,000.00	4.615384615%	—	—
Bank of the West	—	—	$20,000,000.00	3.076923077%	—	—
Fifth Third Bank	—	—	$20,000,000.00	3.076923077%	—	—
First Bank of Highland Park	—	—	$20,000,000.00	3.076923077%	—	—
KeyBank National Association	—	—	$20,000,000.00	3.076923077%	—	—
Synovus Bank	—	—	$20,000,000.00	3.076923077%	—	—
U.S. Bank National Association	—	—	$20,000,000.00	3.076923077%	—	—

TOTAL	$350,000,000.00	100.000000000%	$650,000,000.00	100.000000000%	$650,000,000.00	100.000000000%

SCHEDULE I(A)

ISSUING BANKS AND LETTER OF CREDIT COMMITMENTS

Issuing Bank	Letter of Credit Commitment	Ratable Share of aggregate Letter of Credit Commitments
Bank of America, N.A.	$50,000,000.00	100.000000000%
TOTAL	$50,000,000.00	100.000000000%

SCHEDULE 1.01

COMPETITORS

Domtar Corporation, International Paper Company, Georgia Pacific, KapStone Paper and Packaging Corporation, Cascades Canada ULC, Rock-Tenn Company and Pratt Industries, Inc., any successor to any of the foregoing, any purchaser of all or a substantial part of the packaging business of any of the foregoing and any Subsidiary or parent company of any of the foregoing. The Borrower may supplement this schedule from time to time by providing ten (10) days advance written notice to the Agent (it being understood and agreed that such supplement shall be deemed effective on the 10th day following such receipt by the Agent).

SCHEDULE 2.01(b)

EXISTING LETTERS OF CREDIT

Issuing Bank	Letter of Credit #	Beneficiary Name	Amount	Expiry Date
Bank of America, N.A.	00000003093674	ZURICH AMERICAN INSU	$7,250,000.00	6/29/2014
Bank of America, N.A.	00000003093675	PACIFIC EMPLOYERS IN	$4,654,093.00	6/29/2014
Bank of America, N.A.	00000003117233	CRP-2 HOLDINGS, AA L	$55,000.00	6/30/2014
Bank of America, N.A.*	3092982	NATIONAL UNION FIRE INSURANCE CO. OF PITTSBURGH, PA	$5,451,284.00	2/22/14
Bank of America, N.A.*	3095416	AMERICAN INTERNATIONAL SPECIALTY LINES INSURANCE COMPANY	$57,000.00	8/15/14
Bank of America, N.A.*	3116434	ZURICH AMERICAN INSURANCE COMPANY	$350,000.00	3/22/14
Bank of America, N.A.*	3116545	ACE AMERICAN INSURANCE COMPANY	$1,173,231.00	3/30/14

*	Letters of Credit currently issued for the Acquired Company or one of its Subsidiaries, as applicant, but will be included as Existing Letters of Credit under the Credit Agreement on the Closing Date upon consummation of the Acquisition.

SCHEDULE 3.02(j)

FARM CREDIT EQUITIES

FARM CREDIT EQUITIES TO BE PURCHASED ON OR PRIOR TO CLOSING DATE

1st Farm Credit Services, PCA:
Purchase Price:	$1,000 (to be paid only upon request of 1st Farm Credit Services, PCA)
Equity Purchased:	Class C Voting Stock ($5/share par value)
Certificate?:	No (referenced on books only)
Executed Agreements	None
Disclosure Documents:	Stock Brochure/Notice To Borrowers

CoBank, ACB:
Purchase Price:	$1,000
Equity Purchased:	$1,000 worth of Class A Common Stock (non-voting; $100/share par value). The Borrower’s capital account will grow over time, consistent with CoBank’s bylaws
Certificate?:	No (referenced on books only)
Executed Agreements	None
Disclosure Documents:	Bylaws; Capital Plans; Notice to Borrower; Notice to Prospective Stockholders; Customer Privacy Card; most recent quarterly and annual reports; invoice

SCHEDULE 4(n)

SUBSIDIARIES

Bee Acquisition Corp.	Delaware
Bemis Corporation	Delaware
Bemis Corporation	Delaware
Boise Cascade Transportation Holdings Corp.	Delaware
Boise Cascade Wood Products, L.L.C.	Delaware
Boise Co-Issuer Company	Delaware
Boise European Holdings 1 Sarl	Luxembourg
Boise European Holdings 2 Sarl	Luxembourg
Boise Finance Company	Delaware
Boise Hong Kong Limited	Hong Kong
Boise Inc.	Delaware
Boise Packaging & Newsprint, L.L.C.	Delaware
Boise Packaging Holdings Corp.	Delaware
Boise Paper Holdings, L.L.C.	Delaware
Boise White Paper Holdings Corp.	Delaware
Boise White Paper Sales Corp.	Delaware
Boise White Paper, L.L.C.	Delaware
BZ Intermediate Holdings LLC	Delaware
Design Packaging Inc.	Georgia
Dixie Container Corp. (dba “Packaging Corp. of Ohio”)	Virginia
Hexacomb Canada Corp.	Canada
Hexacomb Canada Holdings Corp.	Canada
Hexacomb Corporation	Illinois
Hexacomb Europe B.V.	Netherlands
Hexacomb France Holdings S.A.S.	France
Hexacomb Mexicana S. de R.L. de C.V.	Mexico
Hexacomb Mexico Servicios S. de R.L. de C.V.	Mexico
Hexacomb Netherlands B.V.	Netherlands
Hexacomb Netherlands Holdings B.V.	Netherlands
Hexacomb S.A.S.	France
Hexacomb Spain Holdings, S.L.	Spain
Hexacomb, S.L.	Spain
International Falls Power Company	Delaware
Louisiana Timber Procurement Company L.L.C.	Delaware
Midwest Corrugated Packaging Products, LLC	Illinois
Minnesota, Dakota & Western Railway Company	Minnesota
Packaging Corporation of Asia, Limited	Hong Kong
Packaging Corporation of Illinois	Delaware
Packaging Credit Co., LLC	Delaware
Packaging Receivables Co., LLC	Delaware
PCA Alabama Acquisition Corp.	Delaware
PCA Colorado Acquisition Corp.	Delaware
PCA Hydro Inc.	Delaware
PCA International Inc.	Delaware
PCA International Services, LLC	Delaware

PCA NMTC1, LLC	Delaware
PCA Pennsylvania Acquisition Corp.	Delaware
PCAI de Mexico S. de R.L. de C.V.	Mexico
PCAI Services de Mexico S. de R.L. de C.V.	Mexico
SCT Inc.	Delaware
Tharco Containers Texas, Inc.	Delaware
Tharco Containers, Inc.	Colorado
Tharco Packaging, Inc.	Delaware

SCHEDULE 5.02(a)

EXISTING LIENS

Capital Lease of the Borrower’s facility in Valdosta, Georgia with a balance of $25,151,225 as of September 30, 2013.

Liens securing Debt that will be paid in full on the Closing Date.

Liens arising under any of the following agreements; provided that the aggregate amount of all collateral securing all such Liens shall not at any time exceed $5,000,000:

1.	International Swaps and Derivatives Association 2002 Master Agreement, dated as of May 30, 2008, between Bank of America, N.A. and Boise Paper Holdings, L.L.C.

2.	International Swaps and Derivatives Association Schedule to the 2002 Master Agreement, dated as of May 30, 2008, between Bank of America, N.A. and Boise Paper Holdings, L.L.C.

3.	International Swaps and Derivatives Association 2002 Master Agreement, dated as of April 18, 2008, between The Bank of Nova Scotia and Boise Paper Holdings, L.L.C.

4.	International Swaps and Derivatives Association Schedule to the 2002 Master Agreement, dated as of April 18, 2008, between The Bank of Nova Scotia and Boise Paper Holdings, L.L.C.

5.	International Swaps and Derivatives Association 2002 Master Agreement, dated as of June 28, 2010, between Barclays Bank PLC and Boise Paper Holdings, L.L.C.

6.	International Swaps and Derivatives Association Schedule to the 2002 Master Agreement, dated as of June 28, 2010, between Barclays Bank PLC and Boise Paper Holdings, L.L.C.

7.	Master Financial Trading Agreement, dated as of February 1, 2002, between BP Corporation North America Inc. and Boise Cascade Corporation.

8.	Assignment and Assumption Agreement, dated as of November 1, 2005, between BP Corporation North America Inc., and Boise Cascade, L.L.C., and IGI Resources, Inc.

9.	Amendment Agreement, dated as of November 1, 2005, between IGI Resources, Inc. and Boise Cascade, L.L.C.

10.	Assignment of Master Financial Trade Agreement, dated as of February 20, 2008, between IGI Resources, Inc., and Boise Cascade, L.L.C.

11.	Assignment and Amendment, dated as of January 18, 2013, among Boise Paper Holdings, L.L.C., IGI Resources, Inc., and BP Energy Company.

12.	International Swaps and Derivatives Association 2002 Master Agreement, dated as of February 6, 2013, between JPMorgan Chase Bank National Association and Boise Paper Holdings, L.L.C.

13.	International Swaps and Derivatives Association Schedule to the 2002 Master Agreement, dated as of February 6, 2013, between JPMorgan Chase Bank National Association and Boise Paper Holdings, L.L.C.

14.	Novation Agreement and New ISDA Agreement, dated as of September 24, 2010, among Boise Paper Holdings, L.L.C., Bank of America, N.A., and Merrill Lynch Commodities, Inc.

15.	International Swaps and Derivatives Association 2002 Master Agreement, dated as of November 26, 2012, between Cooperatieve Centrale Raiffeisen-Boerenleennank B.A.(trading as Rabobank Internationa) and Boise Paper Holdings, L.L.C.

16.	International Swaps and Derivatives Association Schedule to the 2002 Master Agreement, dated as of November 26, 2012, between Cooperatieve Centrale Raiffeisen-Boerenleennank B.A. (trading as Rabobank Internationa) and Boise Paper Holdings, L.L.C.

17.	International Swaps and Derivatives Association 2002 Master Agreement, dated as of March 19, 2008, between The Toronto-Dominion Bank and Boise Paper Holdings, L.L.C.

18.	International Swaps and Derivatives Association Schedule to the 2002 Master Agreement, dated as of April 18, 2008, between The Toronto-Dominion Bank and Boise Paper Holdings, L.L.C.

19.	International Swaps and Derivatives Association 2002 Master Agreement, dated as of April 17, 2008, between Wells Fargo Bank, N.A. and Boise Paper Holdings, L.L.C.

20.	International Swaps and Derivatives Association Schedule to the 2002 Master Agreement, dated as of April 17, 2008, between Wells Fargo Bank, N.A. and Boise Paper Holdings, L.L.C.

SCHEDULE 5.02(d)

EXISTING DEBT

Debt described in Section 3.02(i) of the Credit Agreement that will be repaid in full prior to or concurrently with the Closing Date.

SCHEDULE 8.07(i)

VOTING PARTICIPANTS

1st Farm Credit Services, PCA

AgChoice Farm Credit, FLCA

AgFirst Farm Credit Bank

AgStar Financial Services FLCA

American AgCredit, FLCA

Badgerland Financial, FLCA

Farm Credit Bank of Texas

Farm Credit East, ACA

Farm Credit West, FLCA

Farm Credit Mid-America, FLCA

Farm Credit Services of America, FLCA

Farm Credit Services Southwest, PCA

Fresno-Madera Production Credit Association

Frontier Farm Credit, ACA

GreenStone Farm Credit Services, FLCA

Northwest Farm Credit Services, FLCA

United FCS, FLCA (f/k/a Farm Credit Services of Minnesota Valley, FLCA) dba FCS Commercial Finance Group

EXHIBIT A

FORM OF PROMISSORY NOTE

Dated:             , 20

FOR VALUE RECEIVED, the undersigned, Packaging Corporation of America, a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of             (the “Lender”) for the account of its Applicable Lending Office on the Termination Date applicable to the Lender (each as defined in the Credit Agreement referred to below) the aggregate principal amount of the Loans made by the Lender to the Borrower pursuant to the Credit Agreement dated as of October 17, 2013 among the Borrower, the Lender and certain other lenders parties thereto and Bank of America, N.A., as Agent for the Lender and such other lenders (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on such Termination Date.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Bank of America, N.A., as Agent, at 135 S. LaSalle Street, Suite 954, Chicago, IL, 60603, in same day funds. Each Loan owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, may be recorded by the Lender and, prior to any transfer hereof, endorsed on a schedule attached hereto which shall be part of this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Loans by the Lender to the Borrower from time to time, the indebtedness of the Borrower resulting from each such Loan being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

PACKAGING CORPORATION OF AMERICA

By:
Name:
Title:

EXHIBIT B

FORM OF NOTICE OF BORROWING

[Date]

Bank of America, N.A., as Agent

for the Lenders parties to the

Credit Agreement referred to below

135 S. LaSalle Street, Suite 954

Chicago, IL, 60603

Mail Code: IL4-135-09-61

Attention: Agency Management

Ladies and Gentlemen:

The undersigned, Packaging Corporation of America, refers to the Credit Agreement, dated as of October 17, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto and Bank of America, N.A., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i)	The Business Day of the Proposed Borrowing is , 20 [and such Borrowing shall constitute the borrowing of the entire amount of the [A-1 Term Loan][A-2 Term Loan] under Section 2.01(c) of the Credit Agreement].

(ii)	The Type of Loans comprising the Proposed Borrowing is [Base Rate Loans] [Eurodollar Rate Loans].

(iii)	The aggregate amount of the Proposed Borrowing is $ .

[(iv)	The initial Interest Period for each Eurodollar Rate Loan made as part of the Proposed Borrowing is month[s].]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) the representations and warranties contained in Section 4.01 (other than the last sentence of the representation and warranty contained in Section 4.01(e)) of the Credit Agreement are correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours, PACKAGING CORPORATION OF AMERICA

By:
Name:
Title:

EXHIBIT C

FORM OF ASSIGNMENT AND ACCEPTANCE

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:	______________________________

2.	Assignee:	______________________________
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s):	Packaging Corporation of America, a Delaware corporation

4.	Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of October 17, 2013 among Packaging Corporation of America, Bank of America, N.A., as Agent, and the other lenders parties thereto

[1]	Select as applicable.

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	$	$	%
	$	$	%
	$	$	%

Effective Date:             , 20            [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Subsidiaries or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment,” “A-1 Term Loan Commitment,” “A-2 Term Loan Commitment” etc.)
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to and][4] Accepted: [BANK OF AMERICA, N.A.], as Agent

By
Title:

[Consented to:][5] [NAME OF RELEVANT PARTY]

By
Title:

[4]	To be added only if the consent of the Agent is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of the Borrower and/or other parties (e.g. Issuing Bank) is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) that it has received Schedule 1.01 to the Credit Agreement, that it is not a Competitor as described on such Schedule (as updated pursuant to any supplements that have been delivered to such Assignee) and that it otherwise is an Eligible Assignee and satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01(i) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender and (v) if it is a Lender organized under the laws of a jurisdiction outside the United States, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument.

Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E

FORM OF SUBSIDIARY GUARANTY

SUBSIDIARY GUARANTY

Dated as of             , 20

From

THE GUARANTORS NAMED HEREIN

and

THE ADDITIONAL GUARANTORS REFERRED TO HEREIN,

as Guarantors

in favor of

THE AGENT AND LENDERS REFERRED TO IN

THE CREDIT AGREEMENT REFERRED TO HEREIN

EXHIBIT E

FORM OF SUBSIDIARY GUARANTY

Exhibit A—Guaranty Supplement

SUBSIDIARY GUARANTY

SUBSIDIARY GUARANTY dated as of             ,             made by the Persons listed on the signature pages hereof under the caption “Subsidiary Guarantors” and the Additional Guarantors (as defined in Section 8(b)) in favor of the Agent and the Lenders (as defined in the Credit Agreement referred to below). For purposes hereof, “Guarantors” shall mean (a) the Subsidiary Guarantors, (b) the Additional Guarantors and (c) with respect to (i) any obligations under a Secured Cash Management Agreement between any Subsidiary Guarantor or Additional Guarantor and any Lender or Affiliate of a Lender and any obligations under a Secured Hedge Agreement owing by any Subsidiary Guarantor or Additional Guarantor and (ii) the payment and performance by each Specified Loan Party of its obligations under this Guaranty with respect to all Swap Obligations, the Borrower.

PRELIMINARY STATEMENT. Packaging Corporation of America, a Delaware corporation (the “Borrower”), is party to a Credit Agreement dated as of October 17, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the capitalized terms defined therein and not otherwise defined herein being used herein as therein defined) with certain Lenders party thereto, Bank of America, N.A., as Agent for such Lenders. Each Guarantor may receive, directly or indirectly, a portion of the proceeds of the Loans under the Credit Agreement and will derive substantial direct and indirect benefits from the transactions contemplated by the Credit Agreement. It is a condition to the making of Loans and the issuance of Letters of Credit by the Lenders under the Credit Agreement from time to time that each Material Subsidiary of the Borrower shall have executed and delivered this Guaranty.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, each Guarantor, jointly and severally with each other Guarantor, hereby agrees as follows:

Section 1. Certain Definitions.

As used in this Agreement, the following terms shall have the following meanings:

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor, or the grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation; provided that, for the avoidance of doubt, in determining whether any Guarantor is an “eligible contract participant” under the Commodity Exchange Act, the keepwell agreement set forth in Section 17 shall be taken into account. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Hedging Transactions for which such Guaranty or security interest is or becomes illegal.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an

EXHIBIT E

FORM OF SUBSIDIARY GUARANTY

“eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Specified Loan Party” means each of the Borrower and each Guarantor that is, at the time on which the relevant Guarantee or grant of the relevant security interest under the Loan Documents by such Person becomes effective with respect to a Swap Obligation, a corporation, partnership, proprietorship, organization, trust or other entity that would not be an “eligible contract participant” under the Commodity Exchange Act at such time but for the effect of Section 17.

“Swap Obligation” means with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

Section 2. Guaranty; Limitation of Liability.

(a) Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of each other Loan Party now or hereafter existing under or in respect of (x) the Loan Documents, (y) any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, credit card processing, purchase card, ACH transactions, electronic funds transfer and other cash management arrangements (a “Secured Cash Management Agreement”) and (z) any Hedge Agreement (a “Secured Hedge Agreement”), in the case of such cash management agreement or Hedge Agreement, between the Borrower and any Person that is a Lender or an Affiliate of a Lender at the time that it becomes a party to such agreement (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”; provided, that “Guaranteed Obligations” of a Guarantor shall exclude any Excluded Swap Obligations of such Guarantor), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Agent or any Lender in enforcing any rights under this Guaranty or any other Loan Document. For purposes of this Guaranty and any Guaranty Supplement, (i) the term “Lender” shall include any Person that is a Lender or an Affiliate of a Lender at the time that it becomes a party to a Secured Hedge Agreement or a Secured Cash Management Agreement and (ii) the term “Loan Documents” shall include Secured Hedge Agreements and Secured Cash Management Agreements. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to the Agent or any Lender under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b) Each Guarantor, and by its acceptance of this Guaranty, the Agent and each Lender, hereby confirms that it is the intention of all such Persons that this Guaranty and the obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law (as hereinafter defined), the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Agent, the Lenders and the Guarantors hereby irrevocably agree that the

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obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance. For purposes hereof, “Bankruptcy Law” means any proceeding of the type referred to in Section 6.01(e) of the Credit Agreement or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

(c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to the Agent or any Lender under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law and subject to the limitation of liability provided in the preceding clause (b), such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Agent and the Lenders under or in respect of the Loan Documents.

Section 3. Guaranty Absolute.

Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Lender with respect thereto. The obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following (except as shall be required by applicable law or statute and cannot be waived):

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

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(f) any failure of the Agent or any Lender to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to the Agent or such Lender (each Guarantor waiving any duty on the part of the Agent and the Lenders to disclose such information);

(g) the failure of any other Person to execute or deliver this Guaranty, any Guaranty Supplement (as hereinafter defined) or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety (other than payment).

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agent or any Lender or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

Section 4. Waivers and Acknowledgments.

(a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any collateral.

(b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of such Guarantor hereunder.

(d) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Agent or any Lender to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by the Agent or such Lender.

(e) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the

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waivers set forth in Section 3 and this Section 4 are knowingly made in contemplation of such benefits.

Section 5. Subrogation.

Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under or in respect of this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any Lender against the Borrower, any other Loan Party or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Letters of Credit shall have expired or been terminated and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the Termination Date and (c) the latest date of expiration or termination of all Letters of Credit, such amount shall be received and held in trust for the benefit of the Agent and the Lenders, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. Subject to the preceding provision of this Section 5, it is the intent of the parties that each Guarantor shall have rights of subrogation in respect hereof, and if (i) any Guarantor shall make payment to the Agent of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) the Termination Date shall have occurred and (iv) all Letters of Credit shall have expired or been terminated, the Agent and the Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

Section 6. Payments Free and Clear of Taxes, Etc.

(a) Any and all payments made by any Guarantor under or in respect of this Guaranty or any other Loan Document shall be made, in accordance with Section 2.13 of the Credit Agreement, free and clear of and without deduction for any and all present or future Taxes. If any Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable under or in respect of this Guaranty or any other Loan Document to the Agent or any Lender, (i) the sum payable by such Guarantor shall be increased as may be necessary so that after such Guarantor and the Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 6), the Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Guarantor shall make such deductions and (iii) such Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

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(b) In addition, each Guarantor agrees to pay any present or future Other Taxes that arise from any payment made by or on behalf of such Guarantor under or in respect of this Guaranty or any other Loan Document or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Guaranty and the other Loan Documents.

(c) Each Guarantor will indemnify the Agent and each Lender for and hold it harmless against the full amount of Taxes or Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 6, imposed on or paid by the Agent or such Lender, as the case may be, and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date the Agent or such Lender makes written demand therefor.

(d) The obligations of each Guarantor under this Section are subject in all respects to the limitations, qualifications and satisfaction of conditions set forth in Section 2.14 of the Credit Agreement. Without limitation of the foregoing, the Lenders are subject to the obligations set forth in Section 2.14 of the Credit Agreement to the same extent as if set forth herein.

Section 7. Representations and Warranties.

Each Guarantor hereby represents and warrants as follows:

(a) Such Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b) The execution, delivery and performance by such Guarantor of this Guaranty and the consummation of the transactions contemplated hereby, are within such Guarantor’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) such Guarantor’s charter or by-laws, (ii) law, (iii) any indenture, deed of trust, credit agreement or loan agreement binding on or affecting such Guarantor or (iv) any other material agreement, contract or instrument binding on or affecting such Guarantor.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by such Guarantor of this Guaranty. No authorization or approval or other action by, and no notice to or filing with, any third party is required for the due execution, delivery and performance by such Guarantor of this Guaranty, except to the extent that failure to so obtain or so file could not reasonably be expected to have a Material Adverse Effect.

(d) This Guaranty has been duly executed and delivered by such Guarantor. This Guaranty is the legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization or moratorium or similar laws affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(e) There are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived.

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(f) Such Guarantor has, independently and without reliance upon the Agent or any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty and each other Loan Document to which it is or is to be a party, and such Guarantor has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Loan Party.

Section 8. Covenants.

Each Guarantor covenants and agrees that, so long as any part of the Guaranteed Obligations shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment in effect, such Guarantor will perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms, covenants and agreements set forth in the Loan Documents on its or their part to be performed or observed or that the Borrower has agreed to cause such Guarantor or such Subsidiaries to perform or observe.

Section 9. Amendments, Guaranty Supplements, Etc.

(a) No amendment or waiver of any provision of this Guaranty and no consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Agent and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, (a) reduce or limit the obligations of any Guarantor hereunder, release any Guarantor hereunder or otherwise limit any Guarantor’s liability with respect to the obligations owing to the Lenders under or in respect of the Loan Documents except as provided in the next succeeding sentence or (b) change the number of Lenders or the percentage of (x) the Commitments, (y) the aggregate unpaid principal amount of the Loans or (z) the aggregate Available Amount of outstanding Letters of Credit that, in each case, shall be required for the Lenders or any of them to take any action hereunder. Upon the sale, liquidation or dissolution of a Guarantor to the extent permitted in accordance with the terms of the Loan Documents, such Guarantor shall be automatically released from this Guaranty.

(b) Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit A hereto (each, a “Guaranty Supplement”), (i) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Subsidiary Guarantor” shall also mean and be a reference to such Additional Guarantor, and (ii) each reference herein to “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Subsidiary Guaranty”, “thereunder”, “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

Section 10. Notices, Etc.

All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or telex communication) and mailed, telegraphed, telecopied, telexed or delivered to it, if to any Guarantor, addressed to it in care of the Borrower at the Borrower’s address specified in

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Section 8.02 of the Credit Agreement, if to any Agent or any Lender, at its address specified in Section 8.02 of the Credit Agreement, or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. All such notices and other communications shall, when mailed, telegraphed, telecopied or telexed, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier or confirmed by telex answerback, respectively. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Guaranty or of any Guaranty Supplement to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

Section 11. No Waiver; Remedies.

No failure on the part of the Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 12. Right of Set-off.

Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 of the Credit Agreement to authorize the Agent to declare the Loans due and payable pursuant to the provisions of said Section 6.01, the Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Agent, such Lender or such Affiliate to or for the credit or the account of any Guarantor against any and all of the obligations of such Guarantor now or hereafter existing under the Loan Documents, irrespective of whether the Agent or such Lender shall have made any demand under this Guaranty or any other Loan Document and although such obligations may be unmatured. The Agent and each Lender agrees promptly to notify such Guarantor after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agent and each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Agent, such Lender and their respective Affiliates may have.

Section 13. Indemnification.

(a) Without limitation on any other obligations of any Guarantor or remedies of the Agent or the Lenders under this Guaranty, each Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless the Agent, each Lender and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of any Loan Party enforceable against such Loan Party in accordance with their terms.

(b) Each Guarantor hereby also agrees that none of the Indemnified Parties shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any of the Guarantors or any of their respective Affiliates or any of their respective officers, directors,

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employees, agents and advisors, and each Guarantor hereby agrees not to assert any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Loans or the Letters of Credit or any of the transactions contemplated by the Credit Agreement.

(c) Without prejudice to the survival of any of the other agreements of any Guarantor under this Guaranty or any of the other Loan Documents, the agreements and obligations of each Guarantor contained in Section 1(a) (with respect to enforcement expenses), the last sentence of Section 2, Section 5 and this Section 13 shall survive the payment in full of the Guaranteed Obligations and all of the other amounts payable under this Guaranty.

Section 14. Subordination.

Each Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 14:

(a) Prohibited Payments, Etc. Except during the continuance of a Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor may receive payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), however, unless the Agent otherwise agrees, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Agent and the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c) Turn-Over. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor shall, if the Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Lenders and deliver such payments to the Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d) Agent Authorization. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), the Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of,

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Subordinated Obligations and (B) to pay any amounts received on such obligations to the Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

Section 15. Continuing Guaranty; Assignments under the Credit Agreement.

This Guaranty is a continuing guaranty and shall (a) subject to the last sentence of Section 9(a), remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the Termination Date and (iii) the latest date of expiration or termination of all Letters of Credit, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lenders and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 8.07 of the Credit Agreement. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 16 Execution in Counterparts.

This Guaranty and each amendment, waiver and consent with respect hereto may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Guaranty by telecopier shall be effective as delivery of an original executed counterpart of this Guaranty.

Section 17. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc.

(a) This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and each Guarantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty or any other Loan Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty or any other Loan Document in the courts of any jurisdiction.

(c) Each Guarantor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party in any New York State or federal court.

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Each Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

(d) EACH GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE LOANS OR THE ACTIONS OF THE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Section 18. Keepwell.

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Specified Loan Party to honor all of such Specified Loan Party’s obligations under this Guaranty and the other Loan Documents in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 18 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.8 or otherwise under this Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 18 shall remain in full force and effect until the Guaranteed Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends that this Section 18 constitute, and this Section 18 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Loan Party for all purposes of Section la(18)(A)(v)(II) of the Commodity Exchange Act.

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IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

[NAME OF GUARANTOR]

By:
Name:
Title:

[NAME OF GUARANTOR]

By:
Name:
Title:

EXHIBIT E

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Exhibit A

FORM OF SUBSIDIARY GUARANTY SUPPLEMENT

                         ,

Bank of America, N.A., as Agent

135 S. LaSalle Street, Suite 954

Chicago, IL, 60603

Mail Code: IL4-135-09-61

Attention: Agency Management

Credit Agreement dated as of October 17, 2013 among

Packaging Corporation of America, a Delaware corporation (the “Borrower”),

the Lenders party thereto and Bank of America, N.A., as Agent

Ladies and Gentlemen:

Reference is made to the above-captioned Credit Agreement and to the Subsidiary Guaranty referred to therein (such Subsidiary Guaranty, as in effect on the date hereof and as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, together with this Guaranty Supplement, being the “Subsidiary Guaranty”). The capitalized terms defined in the Subsidiary Guaranty or in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

Section 1. Guaranty; Limitation of Liability.

(a) The undersigned hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premium, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Agent or any Lender in enforcing any rights under this Guaranty Supplement, the Subsidiary Guaranty or any other Loan Document. Without limiting the generality of the foregoing, the undersigned’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to the Agent or any Lender under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

1

EXHIBIT E

FORM OF SUBSIDIARY GUARANTY

(b) The undersigned, and by its acceptance of this Guaranty Supplement, the Agent and each Lender, hereby confirms that it is the intention of all such Persons that this Guaranty Supplement, the Subsidiary Guaranty and the obligations of the undersigned hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty Supplement, the Subsidiary Guaranty and the obligations of the undersigned hereunder and thereunder. To effectuate the foregoing intention, the Agent, the Lenders and the undersigned hereby irrevocably agree that the obligations of the undersigned under this Guaranty Supplement and the Subsidiary Guaranty at any time shall be limited to the maximum amount as will result in the obligations of the undersigned under this Guaranty Supplement and the Subsidiary Guaranty not constituting a fraudulent transfer or conveyance.

(c) The undersigned hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to the Agent or any Lender under this Guaranty Supplement, the Subsidiary Guaranty or any other guaranty, the undersigned will contribute, to the maximum extent permitted by applicable law and subject to the limitations on liability set forth in Section 1(b) above, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Agent and the Lenders under or in respect of the Loan Documents.

Section 2. Obligations Under the Guaranty.

The undersigned hereby agrees, as of the date first above written, to be bound as a Guarantor by all of the terms and conditions of the Subsidiary Guaranty to the same extent as each of the other Guarantors thereunder. The undersigned further agrees, as of the date first above written, that each reference in the Subsidiary Guaranty to an “Additional Guarantor” or a “Guarantor” shall also mean and be a reference to the undersigned, and each reference in any other Loan Document to a “Subsidiary Guarantor” or a “Loan Party” shall also mean and be a reference to the undersigned.

Section 3. Representations and Warranties.

The undersigned hereby makes each representation and warranty set forth in Section 7 of the Subsidiary Guaranty to the same extent as each other Guarantor.

Section 4. Delivery by Telecopier.

Delivery of an executed counterpart of a signature page to this Guaranty Supplement by telecopier shall be effective as delivery of an original executed counterpart of this Guaranty Supplement.

Section 5. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc.

(a) This Guaranty Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) The undersigned hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or any federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty Supplement, the Subsidiary Guaranty or any of the other Loan Documents to which it is or is to be a party, or for recognition

2

EXHIBIT E

FORM OF SUBSIDIARY GUARANTY

or enforcement of any judgment, and the undersigned hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The undersigned agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty Supplement or the Subsidiary Guaranty or any other Loan Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty Supplement, the Subsidiary Guaranty or any of the other Loan Documents to which it is or is to be a party in the courts of any other jurisdiction.

(c) The undersigned irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty Supplement, the Subsidiary Guaranty or any of the other Loan Documents to which it is or is to be a party in any New York State or federal court. The undersigned hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

(d) THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE LOANS OR THE ACTIONS OF THE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Very truly yours, [NAME OF ADDITIONAL GUARANTOR]

By:
Name:
Title:

3

EXHIBIT F

FORMS OF U.S TAX COMPLIANCE CERTIFICATES

EXHIBIT F-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of October 17, 2013 among Packaging Corporation of America (the “Borrower”), the Lenders identified therein and Bank of America, as Agent.

Pursuant to the provisions of Section 2.14(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date:                  , 20[ ]

1

EXHIBIT F

FORMS OF U.S TAX COMPLIANCE CERTIFICATES

EXHIBIT F-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of October 17, 2013 among Packaging Corporation of America (the “Borrower”), the Lenders identified therein and Bank of America, as Agent.

Pursuant to the provisions of Section 2.14(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date:                  , 20[ ]

EXHIBIT F

FORMS OF U.S TAX COMPLIANCE CERTIFICATES

EXHIBIT F-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of October 17, 2013 among Packaging Corporation of America (the “Borrower”), the Lenders identified therein and Bank of America, as Agent.

Pursuant to the provisions of Section 2.14(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date:                  , 20[ ]

EXHIBIT F

FORMS OF U.S TAX COMPLIANCE CERTIFICATES

EXHIBIT F-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of October 17, 2013 among Packaging Corporation of America (the “Borrower”), the Lenders identified therein and Bank of America, as Agent.

Pursuant to the provisions of Section 2.14(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date:                  , 20[ ]